Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Heritage Bank of Commerce

BVF/CSNK Acquisition Corp.

The Stockholders’ Representative Named Herein

and

The Stockholders Named Herein

dated as of

October 8, 2014

i

INDEX TO EXHIBITS

Exhibit A –	Form of Escrow Agreement

Exhibit B –	Form of Non-Competition Agreement

Exhibit C –	Form of Legal Opinion

Exhibit D –	Form of Release

Index to Definitions

Definitions	Section
Account Receivable	Section 11.13
Acquisition Proposal	Section 11.13
Affiliate	Section 11.13
Adjusted Stockholders Equity	Section 7.02(r)
Agreement	Preamble
Balance Sheet Date	Section 3.04(a)
Balance Sheet Target	Section 1.04
business day	Section 11.13
Change in Control Payments	Section 6.19(a)(iv)
Charter Documents	Section 11.13
Claim Dispute Notice	Section 8.06(d)
Claim Notices	Section 8.05(a)
Client	Section 11.13
Closing	Article II
Closing Balance Sheet	Section 1.05(a)
Closing Date	Section 11.13
Closing Date Distributions	Section 6.29
Closing Payment	Section 1.02
COBRA	Section 11.13
Code	Section 11.13
Company	Preamble
Company Balance Sheet	Section 3.04(a)
Company Board	Section 11.13
Company Collective Bargaining Agreement	Section 3.13(b)
Company Common Stock	Section 11.13
Company Continuing Employees	Section 6.08(a)
Company Disclosure Schedule	Section 11.13
Company Employee	Section 3.12(a).
Company Employee Plans	Section 3.12(a)
Company ERISA Affiliate	Section 11.13
Company Financial Statements	Section 3.04(a)
Company Insurance Policies	Section 3.22
Company IP	Section 11.13
Company Material Adverse Effect	Section 11.13
Company Material Contract	Section 3.21(a)
Company Preferred Stock	Section 11.13
Company Subsidiary	Section 3.01(d)
Confidential Information	Section 6.17
Confidentiality Agreement	Section 11.13
Contemplated Transactions	Section 3.03(a)
Contest	Section 6.23
Contract	Section 11.13
Copyrights	Section 11.13
Deductions	Section 6.24

v

Definitions	Section
Direct Claim Notice	Section 8.06(a)
Effect	Section 11.13
Employee Payments	Section 6.19(a)(iii)
End Date	Section 9.01(b)
Environmental Laws	Section 11.13
ERISA	Section 11.13
Escrow Account	Section 1.03
Escrow Agent	Section 1.03
Escrow Agreement	Section 1.03
Escrow Amount	Section 1.02
ESOP Plan	Section 6.08(c)
Estimated Balance Sheet Adjustment Amount	Section 1.04(b)
Estimated Closing Balance Sheet	Section 1.04(a)
Expense Account	Section 11.13
Excess Third Party Expenses	Section 6.19( b)
Exchange Act	Section 11.13
Factored Receivable	Section 11.13
Factored Receivable Data	Section 3.15(f)
Factoring Transaction	Section 11.13
Final Balance Sheet Adjustment Amount	Section 1.05(a)
Fundamental Representation	Section 8.01(i)
Fundamental Representations	Section 8.01(i)
GAAP	Section 11.13
Genesis Financial	Section 11.13
Genesis Financial Loan	Section 11.13
Governmental Authorization	Section 11.13
Governmental Entity	Section 11.13
Hazardous Substance	Section 11.13
HBC	Preamble
HBC Benefit Plans	Section 6.08(a)
HBC Indemnified Parties (Party)	Section 8.02
Independent Accountants	Section 1.05(d)
Indemnified Parties	Section 11.13
Indemnifying Party	Section 11.13
Intellectual Property	Section 11.13
IRS	Section 11.13
Issued Patents	Section 11.13
IT Systems	Section 11.13
knowledge or known	Section 11.13
Knowledge Group	Section 11.13
Law or Laws	Section 11.13
Leased Real Estate	Section 11.13
Legal Action	Section 11.13
liability (or liabilities)	Section 11.13

Definitions	Section
License Agreement	Section 11.13
Licensed Company IP	Section 11.13
Lien	Section 11.13
Listed State Tax Returns	Section 6.23
Loss, Losses	Section 8.02
Objection Notice	Section 1.05(c)
Order	Section 11.13
ordinary course of business	Section 11.13
Owned Company IP	Section 11.13
party (parties)	Section 11.13
Patent Applications	Section 11.13
Patents	Section 11.13
Permitted Liens	Section 11.13
person	Section 11.13
Pre-Closing Period	Section 6.01(a)
Pro Rata Percentage	Section 6.13
Purchase Price	Section 1.02
Real Property Lease	Section 11.13
Records	Section 11.13
Registered Copyrights	Section 11.13
Registered Trademarks	Section 11.13
Related Agreement	Section 11.13
Related Person	Section 11.13
Representatives	Section 11.13
Retiree Welfare Benefits	Section 3.12(e)
Securities Act	Section 11.13
Settlement Amount	Section 1.05(g)
Stockholder Indemnified Parties (Party)	Section 8.03
Stockholder Indemnifying Party	Section 8.05(a)
Stockholders’ Representative	Section 10.01
Statement of Expenses	Section 6.19(b)
State Tax Return Basket	Section 6.02(b)
Subsidiary (or Subsidiaries)	Section 11.13
Tangible Stockholders’ Equity	Section 11.13
Target Receivables	Section 11.13
Tax Accountants	Section 6.21(e)
Taxes	Section 11.13
Tax Returns	Section 11.13
Tax Sharing Agreement	Section 11.13
Tenant Leases	Section 11.13
Third Party Claim	Section 8.05(a)
Third Party Claim Notice	Section 8.05(a)
Third Party Expenses	Section 6.19(a)(iv)
Threshold Amount	Section 8.04(c)

Definitions	Section
Trade Secret	Section 11.13
Trademarks	Section 11.13
Transaction Expenses	Section 6.19(a)(i)
Transaction Payroll Taxes	Section 11.13
Treasury Regulations	Section 11.13
Voting Debt	Section 3.02(c)
WARN Act	Section 11.13
Wells Fargo	Section 11.13
Wells Fargo Loan	Section 11.13
wilful or intentional misrepresentation	Section 11.13

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of October 8, 2014 by and among Heritage Bank of Commerce, a California corporation (“HBC”), BVF/CSNK Acquisition Corp., a Delaware corporation (the “Company”), and each of the stockholders of the Company as listed in Section 3.02(b) of the Company Disclosure Schedule and who have executed the signature page to this Agreement (the “Stockholders”), and with respect to Article I, Article VI, Article VIII, Article IX, Article X and Article XI of this Agreement only, Genesis Financial Consultants, Inc., as the Stockholders’ representative (the “Stockholders’ Representative”).

RECITALS

A.                                    The Stockholders are the record and beneficial owners of all of the issued and outstanding shares of the common stock, $0.0001 par value (“Common Stock”) of the Company. The Common Stock represents all of the issued and outstanding capital stock of the Company.

B.                                    The Stockholders have agreed to sell to HBC and HBC has agreed to purchase from the Stockholders all of the issued and outstanding shares of Common Stock (the “Company Shares”), on the terms and subject to the conditions set out in this Agreement.

C.                                    The Board of Directors of the Company believes that it is in the best interest of the Company and the Stockholders to enter into a transaction for the sale of the Company and that it is in the best interest of the Stockholders to structure a sale of the Company as provided in this Agreement.  In consideration for HBC entering into this Agreement HBC has required the Company to enter into this Agreement and to make various representations and warranties and agree to take certain actions.

D.                                    The Stockholders have appointed the Stockholders’ Representative (as defined in Section 10.01) to take such actions, and accept such deliveries as provided herein to be taken or accepted by Stockholders other than the representations, warranties, covenants made by the Stockholders.

E.                                     Concurrent with the execution and delivery of this Agreement, as a material inducement to HBC to enter into this Agreement, each of the employees listed on Annex I shall execute an employment agreement with HBC (collectively, the “Employment Agreements”), which Employment Agreements will be effective on the Closing Date.

F.                                      Concurrent with the execution and delivery of this Agreement, as a material inducement to HBC to enter into this Agreement, the individuals listed on Annex II shall enter into the Non-competition and Non-solicitation Agreements with HBC.

G.                                    Terms used in this Agreement and not otherwise defined in this Agreement are defined in Section 11.13.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

AGREEMENT

ARTICLE I
PURCHASE AND SALE

Section 1.01                             Company Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing each of the Stockholders shall sell, assign and transfer or cause to be sold, assigned and transferred to the HBC all Company Shares owned by each of them, as applicable, free and clear of all Liens and any other rights or claims of others, and HBC shall purchase such Company Shares from each of the Stockholders.  The Stockholders shall transfer and deliver to HBC share certificates representing the Company Shares duly endorsed in blank for transfer, or accompanied by irrevocable share transfer powers of attorney duly executed in blank, in either case by the holders of record, and shall take such steps as shall be necessary to cause the Company to enter HBC or its nominee(s) upon the books of the Company as the holder of the Company Shares and to issue one or more share certificates to HBC or its nominee(s) representing the Company Shares.

Section 1.02                             Aggregate Purchase Price.  The aggregate purchase price for the Company Shares (the “Purchase Price”) is $22,520,000, as adjusted pursuant to Section 1.04.  At the Closing HBC shall deliver as payment on account of the Purchase Price (a) $20,268,000, as adjusted pursuant to Section 1.04 (the “Closing Payment”), which will be allocated among the Stockholders in accordance with their Pro Rata Percentage as set forth in the Spreadsheet, and which shall be paid by wire transfer by the Company to each Stockholder, and (b) $2,252,000 paid by wire transfer to the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Amount”).  An aggregate amount equal to the Expense Account will be withheld from the Purchase Price otherwise payable to the Stockholders pursuant to this Section 1.02, in such amounts attributed to each Stockholder as set out on the Spreadsheet in accordance with their Pro Rata Percentage, and deposited by HBC with the Stockholders’ Representative in trust pursuant to Section 10.06.

Section 1.03                             Escrow.  On the Closing Date, HBC, the Company and the Stockholders’ Representative, on behalf of the Stockholders, shall enter into an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) with a bank or a licensed escrow agent (the “Escrow Agent”), and HBC, on behalf of the Stockholders, shall deposit into an interest bearing account in escrow (“Escrow Account”), the Escrow Amount in such amounts attributed to each Stockholder as set out on the Spreadsheet.  The Escrow Account shall be available for the payment of claims by the HBC Indemnified Parties for indemnification pursuant to Article VIII.  The Escrow Account shall also be available to HBC (at its sole option) for any of the Settlement Amount due HBC as set forth in Section 1.05.  The Escrow Agreement shall provide for the release to each Stockholder any undisputed amounts remaining in the Escrow Account on the fifteenth (15th) day following the eighteen (18) month anniversary of the Closing Date. Each Stockholder’s respective interest in the Escrow Account shall equal the amount of the Escrow Account, plus any interest that accrues in respect of the Escrow Amount, multiplied by the Pro Rata Percentage Interest. All obligations to reimburse the Escrow Agent as set forth in the

Escrow Agreement shall be payable 50% by HBC and 50% by the Stockholders (in accordance with their Pro Rata Percentage Interest) upon demand by the Escrow Agent.

Section 1.04                             Adjustment Amount.

(a)                                 Not less than five (5) business days prior to the Closing Date, the Company shall, in consultation with the HBC, prepare and deliver to HBC a consolidated balance sheet of the Company as of such date which shall represent the Company’s reasonable estimate of the Closing Balance Sheet; such balance sheet to be in form and detail and in its accounting principles and policies consistent in every material respect with, the Company Balance Sheet (as defined in Section 3.04) and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein.  Such balance sheet or the accompanying schedules shall contain sufficient detail of the assets and liabilities.  In the event HBC shall reasonably object to any of the information set forth on the consolidated balance sheet or accompanying schedules as presented by the Company within five (5) business days after delivery of the consolidated balance sheet by the Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Closing Balance Sheet (the estimated balance sheet as finally determined by the parties pursuant to this Section 1.04(a) is herein referred to as the “Estimated Closing Balance Sheet”).  In connection with the preparation of the Estimated Closing Balance Sheet, the Company shall provide to HBC such information and detail, as HBC shall reasonably request.  For the avoidance of doubt, the Estimated Closing Balance Sheet shall include, and the calculation of the Estimated Balance Sheet Adjustment Amount shall reflect, the payment or accrual of Third Party Expenses and amounts owed to participants under the BVF/CSNK Acquisition Corp. Management Retention Plan as a result of the Contemplated Transactions (and the related effect on the Tax accrual).

(b)                                 For purposes of this Agreement, the “Estimated Balance Sheet Adjustment Amount” shall be the amount, if any, that the Tangible Stockholders’ Equity, as shown on the Estimated Closing Balance Sheet as of the Closing Date is less than $7,674,765 (the “Balance Sheet Target”). The Purchase Price and the Closing Payment shall be reduced by the Estimated Balance Sheet Adjustment Amount.

Section 1.05                             Final Closing Balance Sheet.

(a)                                 After the Closing Date, HBC shall prepare a consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared in accordance with GAAP; provided, however, that to the extent that any modifications and suggestions of HBC are incorporated into the Estimated Closing Balance Sheet pursuant to the procedure described in Section 1.04(a), HBC may not treat such modifications and suggestions in the Closing Balance Sheet in a manner that is inconsistent with the Estimated Closing Balance Sheet and that would cause a reduction in Tangible Stockholders’ Equity.  For the avoidance of doubt, the Closing Balance Sheet shall include, and the calculation of the Final Balance Sheet Adjustment Amount shall reflect, the payment or accrual of Third Party Expenses and amounts owed to participants under the BVF/CSNK Acquisition Corp. Management Retention Plan as a result of the Contemplated Transactions (and the related effect on the Tax accrual).  HBC shall deliver the Closing Balance

Sheet and the determination of the Balance Sheet Target minus the Tangible Stockholders’ Equity as shown on the Closing Balance Sheet (the “Final Balance Sheet Adjustment Amount”) to the Stockholders’ Representative within ninety (90) days following the Closing Date.

(b)                                 The Stockholders’ Representative and its representatives shall, during reasonable business hours, be given reasonable access to (and copies of) all HBC’s books, records, and other documents, including work papers, worksheets, notes, and schedules, used in preparation of the Closing Balance Sheet and the determination of the Final Balance Sheet Adjustment Amount, for the purpose of reviewing the Closing Balance Sheet and determination of the Final Balance Sheet Adjustment Amount, in each case, other than certain work papers that HBC considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c)                                  If within thirty (30) days following delivery of the Closing Balance Sheet and the determination of the Final Balance Sheet Adjustment Amount to the Stockholders’ Representative, the Stockholders’ Representative has not given HBC notice of an objection as to any amounts set forth on the Closing Balance Sheet or the determination of the Final Balance Sheet Adjustment Amount (which notice shall state in reasonable detail the basis of the Stockholders’ Representative’s objections and the Stockholders’ proposed adjustments (the “Objection Notice”)), the Closing Balance Sheet and the determination of the Final Balance Sheet Adjustment Amount as prepared by HBC will be final, binding, and conclusive on HBC and the Stockholders.

(d)                                 If the Stockholders’ Representative timely gives HBC an Objection Notice and if the Stockholders’ Representative and HBC fail to resolve the issues raised in the Objection Notice within thirty (30) days after giving the Objection Notice, the Stockholders’ Representative and HBC shall submit the issues remaining in dispute for resolution to a recognized national or regional independent accounting firm mutually acceptable to HBC and the Stockholders’ Representative (the “Independent Accountants”).

(e)                                  HBC and the Stockholders’ Representative shall negotiate in good faith in order to seek agreement on the procedures to be followed by the Independent Accountants, including procedures with regard to the presentation of evidence.  If HBC and the Stockholders’ Representative are unable to agree upon procedures within ten (10) days of the submission to the Independent Accountants, the Independent Accountants shall establish such procedures giving due regard to the intention of the parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either HBC or the Stockholders’ Representative.  The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Closing Balance Sheet and the resulting Final Balance Sheet Adjustment Amount as promptly as practicable, but no later than sixty (60) days after the date on which the Independent Accountants are engaged.  The determination by the Independent Accountants will be based solely on written submissions of HBC, on the one hand, and the Stockholders’ Representative, on the other hand, and will not involve independent review.  Any determination of the Closing Balance Sheet or the Final Balance Sheet Adjustment Amount by the Independent Accountants will not be outside the range established by the amounts in (i) the Closing Balance Sheet and the determination of the Final Balance Sheet Adjustment Amount proposed by HBC, and (ii) the Stockholders’ Representative’s proposed adjustments thereto.  Such determination will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants.

(f)                                   If issues are submitted to the Independent Accountants for resolution (i) the Stockholders’ Representative and HBC shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to Section 1.05(e), (ii) the Stockholders’ Representative and HBC shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other Representatives, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any other written material relating to the disputed issues, (iii) the determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both the Stockholders’ Representative and HBC, will include the revised Closing Balance Sheet and Final Balance Sheet Adjustment Amount, reflecting the changes required as a result of the determination made by the Independent Accountants, and (iv) the Stockholders’ Representative and HBC shall each bear one-half of the fees and costs of the Independent Accountants; provided, however, that the engagement agreement referred to in clause (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event the Stockholders’ Representative or HBC pay to the Independent Accountants any amount in excess of one-half of the fees and costs of its engagement, the other party(ies) agree(s) to reimburse the Stockholders’ Representative or HBC, as applicable, upon demand, to the extent required to equalize the payments made by the Stockholders’ Representative and HBC with respect to the fees and costs of the Independent Accountants.

(g)                                  If (i) the Final Balance Sheet Adjustment Amount is zero or a positive amount (A) HBC shall pay the Stockholders the amount, if any, that the Estimated Balance Sheet Adjustment Amount exceeds the Final Balance Sheet Adjustment Amount, or (B) the Stockholders shall pay HBC the amount, if any, that the Final Balance Sheet Adjustment Amount exceeds the Estimated Balance Sheet Adjustment Amount, and (ii) if the Final Balance Sheet Adjustment Amount is a negative amount, then HBC shall pay the Stockholders an amount equal to (A) the Estimated Balance Sheet Adjustment Amount, plus (B) the amount by which Tangible Stockholders’ Equity as shown on the Closing Balance Sheet exceeds the Balance Sheet Target ((i) and (ii)), (the “Settlement Amount”). The Settlement Amount shall be paid within five (5) business days after the Closing Balance Sheet and Final Balance Sheet Adjustment Amount become binding on the parties pursuant to this Section 1.05.  If the Settlement Amount is required to be paid by HBC, HBC shall wire the Settlement Amount to the Stockholders in accordance with their Pro Rata Percentage and the wire instructions set forth on the Spreadsheet. If the Settlement Amount is required to be paid by the Stockholders, the Stockholders Representative shall collect from the Stockholders their respective Pro Rata Percentage of the Settlement Amount and shall remit the Settlement Amount to HBC by wire transfer pursuant to wire instructions furnished by HBC.  If the Stockholders fail to timely remit the Settlement Amount, if owed, to HBC, HBC may at its sole option make a claim against the Escrow Account, provided, however, that HBC may seek recovery of the Settlement Amount from the Stockholders to replenish the Escrow Account in the amount of such claim.  If HBC elects to make a claim against the Escrow Account pursuant to the preceding sentence, the

Stockholders’ Representative shall execute a joint instruction with HBC to direct the Escrow Agent to release cash from the Escrow Account.

ARTICLE II
CLOSING

Subject to Article IX, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of HBC, 150 Almaden Blvd., San Jose, CA 95113 commencing at 10:00 a.m. (local time) five (5) business days following notice given by HBC stating that all conditions set forth in Article VII have been satisfied or waived (other than conditions to be satisfied on the Closing Date), or at such other date and time as HBC and the Stockholders’ Representative may otherwise mutually agree.  The Closing will be deemed to be effective as of the close of business on the Closing Date for Tax and accounting purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to HBC, on the date of this Agreement, and as though made on the Closing Date that the following is true and correct:

Section 3.01                             Organization; Qualification and Subsidiaries.

(a)                                 Company.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  The Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company as presently conducted. Section 3.01 of the Company Disclosure Schedule lists every jurisdiction in which the Company or any of its Subsidiaries has employees or facilities or material customers.

(b)                                 Directors; Officers.  Section 3.01 of the Company Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement.

(c)                                  Charter Documents; Minute Books.  The Company has delivered or made available to HBC a correct and complete copy of the Charter Documents of the Company, as amended and currently in effect.  The Company is not in violation of any of the provisions of its respective Charter Documents.  The minute books of the Company and its Subsidiaries contain complete and correct Records of all meetings held by and actions taken by written consent of the holders of voting securities, the board of directors or persons exercising similar authority, and committees of the board of directors or such persons of the Company and its Subsidiaries, as applicable, and no meeting of any such holders, board of directors, persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.  The Company and each of its Subsidiaries have at all times maintained complete and correct Records of all issuances and transfers of its securities.  At the Closing, all such minute books and Records will be in the possession of the Company.

(d)                                 Subsidiaries.  Section 3.01(d) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of the Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”). Section 3.01(d) of the Company Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each Company Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such Contracts. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and non-assessable and such shares or other securities are owned by the Company or another of the Company Subsidiaries free and clear of any Lien. Each of the Company Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, material to the business of the Company Subsidiary as presently conducted), and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A correct and complete copy of the Charter Documents of each of the Company Subsidiaries, as amended and currently in effect, has been delivered and made available to HBC. None of the Company Subsidiaries are in violation of their respective Charter Documents. The Company does not possess directly or indirectly any material equity interest in any person, except for (i) the Company Subsidiaries, (ii) equity interests held in the investment portfolios of the Company, and (iii) equity interests held by the Company in a fiduciary capacity. Neither the Company nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions to the Company.

Section 3.02                             Capital Structure.

(a)                                 Capital Stock.  The authorized shares of capital stock of the Company consist of 3,000,000 shares of Common Stock, par value $0.0001 per share, and 1,500,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).  As of the date of this Agreement (i) 2,230,139 shares of Common Stock are issued and outstanding (and no shares of Common Stock are held by the Company in its treasury), and (ii) no shares of Preferred Stock are issued and outstanding.  The Company has no Common Stock, Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance. All such issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, Lien, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right.  All outstanding Company Shares been issued in compliance with all applicable Law, including securities laws, and were issued or transferred, as the case may be, in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  There are no declared or accrued but unpaid dividends with respect to any of the Company Shares. Other than the Company Shares set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company has no authorized, issued or outstanding shares of capital stock or equity.  None of the outstanding Company Shares are subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.

(b)                                 Stockholders.  The Company Shares are held by the persons and in the amounts set forth in Section 3.02(b) of the Company Disclosure Schedule which further sets forth for each such person the number and class of shares held, the number of the applicable share certificates representing such shares, and the domicile addresses of such persons and an indication of whether each such person is or is not a U.S. Person.

(c)                                  Voting Securities.  There are no bonds, debentures, notes, or other indebtedness or, except for the Company Common Stock, other securities of the Company having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders of the Company may vote (“Voting Debt”) issued and outstanding.

(d)                  Company Stock-Based Rights.  There are no outstanding (and no Contracts obligating the Company to issue) options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, or Contracts (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock, Preferred Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(e)                                  Contracts.  There are no Contracts of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries, (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act.  There are no voting trusts or other Contracts to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective officers or directors, is a party with respect to the voting of any Common Stock, Preferred Stock, Voting Debt or other equity securities of the Company, or (iii) that make any investment (in the form of a loan, capital contribution, or otherwise) in any of its Subsidiaries or any other person.

(f)                                   Debt.  Set forth in Section 3.02(f) of the Company Disclosure Schedule is a complete and correct list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that the Company or any of its Subsidiaries has issued.  All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of the Company or any of its Subsidiaries were issued in compliance with applicable Law in all material respects.

(g)                                  Stockholder Loans.  Except as set forth in Section 3.02(g) of the Company Disclosure Schedule there are no outstanding loans from the Company or any Subsidiary to any Stockholder.  Any such Stockholder loans will be repaid prior to the Closing Date.

Section 3.03                             Authority; Non-contravention; Governmental Consents.

(a)                                 Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and any Related Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby (“Contemplated Transactions”).  The execution and delivery of this Agreement by the Company and any Related Agreement to which the Company is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreement to which it is a party and the Contemplated Transactions.  This Agreement and each of the Related Agreements to which it is a party have been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)                                 Non-Contravention; Third Party Consents.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Contemplated Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company or any of its Subsidiaries, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 3.03(b) of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Contemplated Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of and benefits to the Company and its Subsidiaries, as the case may be, under such Material Contracts from and immediately after the Closing.  Immediately following the Closing, the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the Contemplated Transactions not occurred.

(c)                                  Governmental Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Contemplated Transactions.

Section 3.04                             Financial Statements; Internal Controls.

(a)                                 Financial Statements.  The Company has furnished to HBC correct and complete copies of (i) consolidated audited balance sheets of the Company and its Subsidiaries as of December 31, 2011, 2012 and 2013, and the related audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2011, 2012 and 2013, (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014, and the related unaudited statement of income for the period ended June 30, 2014 (such balance sheets and the related statements of income, stockholders’ equity and cash flows are collectively referred to herein as the “Company Financial Statements”).  The consolidated balance sheet for the period ended June 30, 2014 (“Balance Sheet Date”) is referred to herein as the “Company Balance Sheet”.  The Company Financial Statements (i) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, subject in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP (the effect of which will not, individually or in the aggregate, be material), (ii) fairly present the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated therein, subject in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP, and (iii) are consistent with the books and records of the Company.  The Company maintains accurate books and records and in all material respects they have been, and are being maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements.  The Company Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Company Financial Statements.  No financial statements of any person other than the Company and its Subsidiaries are required by GAAP to be included or reflected in the Company Financial Statements.  The Company Financial Statements were prepared from and are consistent with the accounting Records of the Company and its Subsidiaries.  The Company Balance Sheet shall be accompanied by a certificate of the Company’s Chief Executive Officer, dated as of the Balance Sheet Date, to the effect that the Company Balance Sheet reflects accurately as of such date the financial condition of the Company and its Subsidiaries.  The Company has delivered to HBC copies of all letters from the Company’s auditors to the Company Board of Directors during the thirty-six (36) months prior to the date of this Agreement.

(b)                                 Internal Controls.

(i)                                     The books of account and other Records of the Company and each of its Subsidiaries, all of which have been made available to HBC, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices.  The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(ii)                                  Since December 31, 2010, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, auditor, accountant, or representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained notice of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(iii)                               The Company has disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weakness in internal controls over financial reporting, and (B) any fraud whether or not material that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c)                                  Factored Receivables.  To the knowledge of the Company, the Factored Receivables of the Company and its Subsidiaries are current and collectible net of the reserve shown on the Company Balance Sheet (which reserve is adequate and calculated consistent with past practice in the preparation of the Financial Statements).  Section 3.04(c) of the Company Disclosure Schedule lists and sets forth the aging of all Factored Receivables as of the date of the Balance Date.  All Factored Receivables are and at the Closing will be free and clear of any Lien, except Permitted Liens.

(d)                                 Allowance for Credit Losses.  The allowance for credit losses shown on the Company Financial Statements as of December 31, 2013 and the Company Balance Sheet (and as shown on Estimated Closing Balance Sheet to be prepared and delivered by the Company to HBC pursuant to Section 1.04), as of such dates was (and will be as of the date of Estimated Closing Balance Sheet) adequate under GAAP to provide for losses, net of recoveries relating to Factored Receivables previously charged off, on Factored Receivables outstanding, and contained (or will contain) an additional amount of unallocated reserves for future losses at a level considered adequate under GAAP and generally accepted industry practices.

(e)                                  Off-balance Sheet Arrangements.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (for reference, as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of the Company or any of its Subsidiaries in the Company Financial Statements or the Company Balance Sheet.

(f)                                   Undisclosed Liabilities.  Except for (i) those liabilities that are set forth on the Company Balance Sheet and (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any material liabilities required to be reflected in the financial statements in accordance with GAAP.

Section 3.05                             Absence of Certain Changes or Events.

(a)                                 Ordinary Course of Business.  Since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, and no event has occurred or circumstances exists, that individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 No Changes or Events.  Since December 31, 2013, neither the Company nor any of its Subsidiaries engaged in any of the following:

(i)                                     incurred any indebtedness, amended the terms of any outstanding loan agreement, participation agreement, guaranteed any indebtedness, issued or sold any debt securities or guaranteed any debt securities of others, except in the ordinary course of business, none of which, individually or in the aggregate, were material to the financial condition of the Company and its Subsidiaries;

(ii)                                  incurred any obligation or liability that, individually or in the aggregate, were material to the financial condition of the Company and its Subsidiaries, except current liabilities for trade or business obligations in the ordinary course of business;

(iii)                               except for dividends paid from January 1, 2014 through August 31, 2014 in the aggregate amount of $783,000, declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(iv)                              issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

(v)                                 acquired any capital stock or other equity securities or acquired any ownership interest in any corporation, partnership, limited liability company or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies);

(vi)                              mortgaged, pledged or subjected to Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

(vii)                           sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

(viii)                        terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any Company Material Contract;

(ix)                              (A) except as consistent with past practices, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable to or for the benefit of any Company Employee (as defined below), (B) except in accordance with Contracts in existence as of, or entered into in the ordinary course of business after, December 31, 2013, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay to any Company Employee, (C) except in the ordinary course of business entered into any employment or consulting contract or other agreement with any director, officer or employee, or (D) except as required by applicable Law, adopted amended or terminated any plan, arrangement, program or agreement that would constitute a Company Employer Plan;

(x)                                 made any capital expenditures in excess of an aggregate of $50,000;

(xi)                              instituted, had instituted against them, settled or agreed to settle any Legal Action relating to their property other than routine collection suits instituted to collect amounts owed or suits in which the amount in controversy is less than $50,000;

(xii)                           experienced any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(xiii)                        experienced any material adverse change in relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), lenders or customers;

(xiv)                       except for the Contemplated Transactions or as otherwise permitted under this Agreement, entered into any material transaction, or entered into, modified or amended any Company Material Contract;

(xv)                          made any or acquiesced with any change in any accounting methods, principles or material practices, except as required by GAAP;

(xvi)                       amended or modified any Charter Document; or

(xvii)                    entered into a Contract to do any of the foregoing.

Section 3.06                             Taxes.

(a)                                 Tax Returns. The Company and each of its Subsidiaries have duly filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries on or prior to the Closing Date.  Such Tax Returns have accurately reflected all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)                                 Liability for Taxes.  All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) that are due and payable have been paid except for Taxes that are both being contested in good faith and have been adequately reserved against and included as an identifiable Tax liability (in accordance with GAAP) on the Financial Statements and Company Balance Sheet.  The Company does not have any liability for Taxes in excess of the amount reserved or provided for in the Financial Statements or Company Balance Sheet (but excluding, for this purpose only, any liability reflected thereon for deferred Taxes to reflect timing differences between Tax and financial accounting methods which deferred Taxes are properly reserved for in the Financial Statements and on the Company Balance Sheet).

(c)                                  Availability of Tax Returns.  The Company has made available to HBC (i) complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2010, and (ii) any audit report since December 31, 2010 issued relating to any Taxes due from or with respect to the Company with respect to its income, assets or operations.

(d)                                 Withholding.  All Taxes required by applicable Law to be withheld, collected or deposited by the Company and each of the Company Subsidiaries have been withheld, collected or deposited, as the case may be, and to the extent required by applicable Tax Law, have been paid over to the relevant Governmental Entity.  The Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Tax Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any written notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(e)                                  Tax Reporting.  The Company and its Subsidiaries have disclosed on their federal income Tax Returns and state income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under applicable state Tax law.

(f)                                   Liens.  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than for statutory Liens for Taxes not yet due and payable or Permitted Liens.

(g)                                  Tax Deficiencies and Audits.  No deficiency for any Taxes which has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries has not been resolved. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension is in effect. The Company is not contesting any Tax liability.  To the knowledge of the Company, no material Tax Return of the Company nor any of its Subsidiaries is under audit or examination by any Governmental Entity. No written or, to the knowledge of the Company, unwritten notice of such an audit or examination by any Governmental Entity has been received by the Company or any of its Subsidiaries. Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.  Since December 31, 2008, the Company has not amended any Tax Return or entered into any settlement or compromise of any

Tax. No issue has been raised by any Governmental Entity in any pending Tax audit that could be material and adverse to the Company for any period after the Closing.

(h)                                 Tax Jurisdictions.  No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(i)                                     Tax Rulings.  Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Entity with respect to any Taxes, and no such request is pending.

(j)                                    Consolidated Groups, Transferee Liability and Tax Agreements.  Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which is or was the Company), (ii) has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Tax Law) as a transferee or successor by Contract or otherwise (other than a Contract or other arrangement entered into in the ordinary course of business the principal purpose of which is not the sharing of Taxes), or (iii) is a party to or bound by or has any liability under any Tax Sharing Agreement.

(k)                                 Change in Accounting Method.  Neither the Company nor any of its Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (and to the knowledge of the Company none is required) or any comparable Tax Law by reason of a change in accounting method and the IRS has not initiated or proposed any such adjustment or change in accounting method in writing, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries.

(l)                                     Post-Closing Tax Items.  The Company and its Subsidiaries will not be required to include any material item of income in or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any comparable or provision of Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) election under Section 108(i) of the Code.

(m)                             Section 355.  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(n)                                 Reportable Transactions.  Neither the Company nor any of its Subsidiaries has been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(o)                                 Listed Transactions.  Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011 4(b)(2).

(p)                                 Real Estate Holding Company.  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)                                 Inter-Company Transactions.   There are no deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the capital stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the Contemplated Transactions.

(r)                                    Loss Carryforwards.  Notwithstanding anything to the contrary in this Agreement, the Company is not making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other Tax attribute of the Company or any of its Subsidiaries.  No representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.06.

Section 3.07                             Government Authorizations.  Section 3.07 of the Company Disclosure Schedule lists each Governmental Authorization that is held by the Company and any of its Subsidiaries or that otherwise relates to the business of or to any assets owned or used by the Company or any of its Subsidiaries.  The Governmental Authorizations listed in Section 3.07 of the Company Disclosure Schedule constitute all Governmental Authorizations necessary to permit the Company and its Subsidiaries lawfully to continue to conduct its business in the manner in which it conducts such business and to own and use its assets in the manner in which it owns and uses such assets.  Each Governmental Authorization is valid and in full force and effect.  The Company and its Subsidiaries are, and since December 31, 2012, have been, in compliance in all material respects with each Governmental Authorization.  Neither the Company nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Governmental Authorization, or (B) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization.  All applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Section 3.07 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Entities.  No matter described in Section 3.07 of the Company Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.08                             Compliance with Law.  The Company and each of its Subsidiaries are, and since December 31, 2012, have been, in compliance in all material respects with each Law that is or was applicable to any of them or to the conduct or operation of their respective business as presently conduced, or the ownership or use of any of their respective properties, rights, and assets.  Neither the Company nor any of its Subsidiaries has received, at any time since December 31, 2012, any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding any failure to comply with any Law.  No matter described in Section 3.08 of the Company Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.09                             Orders.  Neither the Company nor any of its Subsidiaries or any of their respective properties is directly or indirectly a party or subject to any Order which restricts the conduct of its business as currently conducted.  Neither the Company nor any of its Subsidiaries has received at any time since December 31, 2012, any written notice or other communication from any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Order.  The Company and each of its Subsidiaries are in compliance in all material respects with each Order to which it is party or subject, and neither Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Order.  To the knowledge of the Company, there are no formal or informal investigations relating to any regulatory matter pending before any Governmental Entity with respect to the Company or any of its Subsidiary, that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order.  No matter described in Section 3.09 of the Company Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10                             Litigation.  There is no Legal Action pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets (or for which the Company or any of its Subsidiaries is obligated to indemnify a third party) or, to the knowledge of the Company, against any executive officer or director of the Company or any of its Subsidiaries in their capacities as such.  To the knowledge of the Company, there is no reasonable basis for and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to give rise to or serve as a basis for, constitute or result in, any Legal Action against the Company or any of its Subsidiaries.  No matter described in Section 3.10 of the Company Disclosure Schedule, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11                             Contract Restrictions.  There is no Contract (non-competition or otherwise) to which the Company or any of its Subsidiaries is a party binding upon the Company or any of its Subsidiaries which has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from engaging in the business as presently conducted or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

Section 3.12                             Employee Matters.

(a)                                 Schedule.  Section 3.12(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, supplemental executive retirement, deferred compensation, performance awards, stock or stock-based awards, material fringe benefits, retirement, retention, change of control, split dollar insurance, supplemental life insurance benefits, contribution plan, death, disability or medical benefits or other employee benefits or remuneration of any kind, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material liability (collectively, the “Company Employee Plans”).  Neither the Company nor any of its Subsidiaries has any commitment to create any additional Company Employee Plan or to materially modify, change or renew any existing Company Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

(b)                                 Documents.  The Company has made available to HBC correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date of this Agreement, and, to the extent applicable with respect to each Company Employee Plan (i) all related trust agreements, funding arrangements and insurance contracts (ii) the most recent determination letter received regarding tax-qualified status, (iii) the most recent financial statements, (iv) any Form 5310 or Form 5330 filed with the IRS within the previous three (3) years, (v) the Form 5500 Annual Returns/Reports for the most recent plan year, (vi) the current summary plan description, and (vii) all actuarial valuation reports.

(c)                                  Employee Plan Compliance.  Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Law, including ERISA and the Code.  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date of this Agreement, no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and to the knowledge of the Company, as of the date of this Agreement, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code.  The Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP.  Except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without material liability to HBC, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder).  There are no Legal Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Company Employee Plan (in each case, other than routine claims for benefits). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur either directly or indirectly any material liability under Title I or Title IV of ERISA, or related provisions of the Code or any other applicable Law relating to employee benefit plans.

(d)                                 Certain Company Employee Plans.  With respect to each Company Employee Plan (i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code, and neither the Company nor any Company ERISA Affiliate has at any time contributed to or had any liability or obligation in respect of any such multi-employer Plan or multiple employer plan, (ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan, (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and (iv) no “reportable event” as defined in Section 4043 of ERISA has occurred with respect to any such plan.

(e)                                  Post-Employment Obligations.  No Company Employee Plan provides post-termination or retiree welfare benefits to any Company Employee or other person (including health insurance, disability insurance or death benefits) (“Retiree Welfare Benefits”) for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or Retiree Welfare Benefits to any Company Employee or other person or ever represented to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(f)                                   Audits.  No Company Employee Plan has within the three (3) years prior to the date of this Agreement, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g)                                  Section 409A Compliance.  Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations) in all material respects.

(h)                                 Health Care Compliance.  Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(i)                                     Effect of Transaction.  Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.13                             Labor and Employment Matters.

(a)                                 Employees.  Section 3.13(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of the Company and its Subsidiaries and a summary of all Contracts or commitments by the Company or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment.  All persons who have been treated as independent contractors by the Company or any of its Subsidiaries for tax purposes have met the criteria to be so treated under applicable Law, except where the failure to meet applicable Law would not be material to the Company.  No executive or group of employees has informed the Company or any of its Subsidiaries of his, her or their intent to terminate employment with the Company or its Subsidiaries.

(b)                                 Labor Organizations.  There is no collective bargaining or other labor union contract applicable to any person employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a “Company Collective Bargaining Agreement”) and, to the knowledge of the Company, no labor union, or other collective bargaining representative represents any person employed by the Company or any of its Subsidiaries in connection with such employment.  No Company Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  There is no pending, or to the knowledge of the Company, threatened strike, work stoppage, or other material labor dispute against the Company or any of its Subsidiaries and no such disputes have occurred within the past three (3) years.  To the knowledge of the Company, no labor union or labor organization is organizing or seeking to organize any employees of the Company or any of its Subsidiaries and no such organizing activities have occurred within the past three (3) years.

(c)                                  Compliance.  The Company and its Subsidiaries have complied and are in compliance in all material respects, with applicable Law with respect to employment, termination of employment, and terms, practices, conditions and classification of employment (including applicable Law regarding family and medical leave, disability, labor relations, workers compensation, wage and hour requirements, immigration, discrimination, employee health and safety, employee scheduling, occupational safety and health and the WARN Act), and have not engaged in any unfair labor practices or similar prohibited practices.  There are no Legal Actions pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any applicable Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)                                 Agreements and Trade Secrets.  To the knowledge of the Company, no employee of the Company or its Subsidiaries is a party to or is otherwise bound by any Contact, including any confidentiality, non-competition, or proprietary rights agreement, between such person and any other person that could reasonably be expected to prohibit the performance by such person of his or her duties for or on behalf of the Company or any of its Subsidiaries; or adversely affect the ability of the Company or any of its Subsidiaries to conduct its or their primary business.  No person has claimed, or to the knowledge of the Company, there are no facts or circumstances based on which any person reasonably could claim that any employee or former employee of the Company (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such person, (ii) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such person in connection with employment with the Company or its Subsidiaries, or (iii) has interfered in the employment relationship with such person and any of its present or former employees in violation of any Law or Contract between such person and the applicable employee.

(e)                                  Policies.  The Company has made available to HBC prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of the Company and its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of the Company and its Subsidiaries.

Section 3.14                             Environmental Matters.

(a)                                 Compliance.  Each of the Company and its Subsidiaries and any property which the Company or any of its Subsidiary owns or leases are in compliance in all material respects with all Environmental Laws.

(b)                                 Authorizations.  The Company and its Subsidiaries possess and have obtained and are in compliance in all material respects with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as currently conducted and occupied.

(c)                                  Notifications.  Since the December 31, 2012, neither the Company nor any of its Subsidiaries has received any written notice or report regarding any violation of or liability under any Environmental Law other than those that have been fully and finally resolved with no future or continuing obligations.

(d)                                 Legal Actions; Orders.  There is no Legal Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under applicable

Environmental Laws or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance (whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries) under applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries is subject to any Order or Contract by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To the knowledge of the Company, there is no reasonable basis for and no event has occurred or circumstances exist that would reasonably be expected to give rise to any such action.

Section 3.15                             Loan Portfolio.

(a)                                 Each Factoring Transaction of the Company and its Subsidiaries (i) arose out of bona-fide arm’s-length transaction in the ordinary course of business, (ii) is evidenced by documentation that is correct and complete in all material respects for such transaction, and (iii) represents the legal, valid and binding obligation of the Client or account debtor (such persons referred to as an “Obligor”) thereunder and is enforceable against the Obligor named therein in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)                                 Each Factored Receivable (i) was purchased by the Company or any of its Subsidiaries and its principal balance as shown on the Company’s books and records is correct as of the date indicated therein, (ii) contains customary and enforceable provisions relating to rights and remedies of the holder thereof with respect to any collateral therefor, and (iii) complies, and at the time the Factored Receivable was purchased by the Company or any of its Subsidiaries complied, including as to the Purchase Documentation related thereto, in all material respects with all applicable Law.

(c)                                  With respect to each Factored Receivable, the Company or the relevant Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Factored Receivable, and each such Lien is assignable and has the priority described in the Purchase Documentation (except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law)).

(d)                                 None of the Contracts pursuant to which the Company or any of its Subsidiaries has sold or is servicing Factored Receivables or pools of Factored Receivables or participations in Factored Receivables or pools of Factored Receivables contains any obligation to repurchase such Factored Receivables or interests therein, or entitle the buyer of such Factored Receivables or pool of Factored Receivables or participation in Factored Receivables or pools of Factored Receivables or any other person to pursue any other form of recourse against the Company or any of its Subsidiaries. Since December 31, 2013, there has not been any claim made by any such buyer or other person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries.

(e)                                  The information with respect to each Factored Receivable set forth in the data storage disk produced by the Company from its management information systems regarding the Factored Receivables and delivered to HBC prior to the date of this Agreement (the “Factored Receivable Data”), and, to the knowledge of the Company, any third-party information set forth in the Factored Receivable Data is complete and correct as of the Closing Balance Sheet Date.

Section 3.16                             Risk Management Instruments.  Neither the Company nor any of its Subsidiaries is a party to, or has agreed to enter into, an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) or owns securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives,” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

Section 3.17                             Title to Assets; Sufficiency of Assets.  The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens.  The assets owned and leased by the Company and each of its Subsidiaries constitute all the assets used in connection with the business of the Company and its Subsidiaries.  Such assets constitute all the assets necessary for the Company and its Subsidiaries to continue to conduct its business following the Closing as it is presently and proposed to be conducted.

Section 3.18                             Properties.

(a)                                 Owned Real Property.  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b)                                 Schedule.  Section 3.18(b) of the Company Disclosure Schedule lists all real property leased by the Company or any of its Subsidiaries, including (i) Real Property Leases, and (ii) Tenant Leases.  The Company has delivered to HBC correct and complete copies of all Real Property Leases and Tennant Leases.

(c)                                  Title and Use.  The Company or one of its Subsidiaries (i) has good and marketable leasehold interests in all parcels of real property leased to the Company and its Subsidiaries, free and clear of all Liens of any nature created by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other person, except for Permitted Liens.  The Company and its Subsidiaries have the right to occupy, use, and possess the Leased Real Estate, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  None of the Leased Real Estate, in whole or in part, has been condemned or otherwise taken by eminent domain, or to the Company’s knowledge is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated.  None of the Leased Real Estate is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as applicable.  No person other than the Company and its

Subsidiaries has (or will have, at Closing) any right to use or occupy any portion of the Leased Real Estate.  Neither the Company nor any of its Subsidiaries has received any notice that the owner of any Leased Real Estate has made any assignment, mortgage, pledge or hypothecation of such Leased Real Estate or the rents due thereunder.

(d)                                 Condition.

(i)                                     The Leased Real Estate, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Real Estate and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of the Company or its Subsidiaries, as applicable.  The Company and its Subsidiaries do not use in its business any real property other than the Leased Real Estate.

(ii)                                  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Leased Real Estate, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property. Neither the Company nor any of its Subsidiaries has experienced any uninsured damage or destruction with respect to the properties identified in Section 3.18(b) of the Company Disclosure Schedule.

(e)                                  Deposits.  All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full.

(f)                                   Operation.  The Company and its Subsidiaries have operated the Leased Real Estate, and the continued operation of the Leased Premises in the manner it is used in the Company’s and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Law and, to the knowledge of the Company, none of the Leased Real Estate, or the leasing, occupancy or use of the Leased Premises, is in material violation of any Law, including, without limitation, any building, zoning, Environmental Law or other Law.  The Company or its Subsidiaries, as applicable, has obtained all Governmental Authorizations necessary for the operation and use of the Leased Real Estate.

(g)                                  Personal Property.  (i) The Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property or assets of the Company and its Subsidiaries used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries, free and clear of all Liens, except Permitted Liens and (ii) each of the leases under which the Company or the Company Subsidiaries lease such personal property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor.  All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

Section 3.19                             Intellectual Property.

(a)                                 Owned Company IP. Section 3.19(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of (i) all U.S., state and foreign Patents owned by the Company or any of its Subsidiaries, (ii) Registered Trademarks and material unregistered Trademarks owned by the Company or any of its Subsidiaries, (iii) Registered Copyrights and material unregistered Copyrights owned by the Company or any of its Subsidiaries, and (iv) for each of the foregoing, the patent number or other official registration number, the legal owner, the jurisdiction in which such Intellectual Property subsists, has been issued or registered or in which any application for such issuance and registration has been filed, and any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety (90) days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

(b)                                 Right to Use; Title. The Company and its Subsidiaries own all right, title, and interest in or have the valid right to use all of the Company IP, free and clear of all Liens, except Permitted Liens, and there are no obligations or covenants to, or restrictions from any other persons affecting the use, enforcement, transfer, or licensing of the Owned Company IP by the Company and its Subsidiaries.  The Company and its Subsidiaries are the sole and exclusive beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Company IP.  The Company IP constitutes all the Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted. The Owned Company IP and, to the knowledge of the Company, the Licensed Company IP, is valid, subsisting, and enforceable.  None of the Company IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

(c)                                  Non-Infringement.  Use by the Company and its Subsidiaries of any Company IP and the conduct of their respective businesses does not infringe, misappropriate, or otherwise violate any rights of any person, and no proceeding is pending or, to the knowledge of the Company, threatened or asserted against the Company or any its Subsidiaries with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP.  Neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property of any third party.  To the knowledge of the Company, no person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Company IP.  No Legal Action is pending or, has been threatened or asserted by the Company or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP.

(d)                                 Protection of Trade Secrets.  The Company and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information.  All material use, disclosure or appropriation of Trade Secrets owned by the

Company by or to a third party has been pursuant to the terms of an agreement or other legal obligation between the Company and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets.  Neither the Company nor, to the knowledge of the Company, any person under the control of the Company or any of its Subsidiaries has materially breached any confidentiality agreements that such person is subject to, and, to the knowledge of the Company, no other party to any such confidentiality agreement is in material breach thereof.

(e)                                  No Adverse Effect.  The consummation of the Contemplated Transactions, and compliance by the Company with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the consent of any person in respect of, or result in the creation of any Lien in or upon, any Company IP.

Section 3.20                             Information Technology; Security and Privacy.

(a)                                 IT Systems.  To the Company’s knowledge, all IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  The Company and its Subsidiaries has reasonable disaster recovery plans, procedures and facilities for its business and has taken reasonable steps to safeguard the IT Systems. The IT Systems are in good working condition to effectively perform all information technology operations necessary to the business of the Company and its Subsidiaries.  The Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to or material interruption in the conduct of their respective businesses. Neither the Company nor any of its Subsidiaries is in breach of any Contract related to any IT Systems.

(b)                                 Security and Privacy.  The Company has at all times complied in all material respects with applicable Law relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company and its Subsidiaries.  No claims are pending and, to the knowledge of the Company, no claims have been asserted or threatened against the Company or its Subsidiaries assertion against the Company or its Subsidiaries by any person alleging a violation of such person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures.

Section 3.21                             Material Contracts.

(a)                                 Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound:

(i)                                     any employment or consulting Contract, which provides for annual compensation in excess of $75,000;

(ii)                                  any Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any retirement, severance, termination, bonus or similar payment to any current or former officer, director or employee;

(iii)                               any Contract, arrangement or understanding pursuant to which the Company is required to make any payment (whether severance pay or otherwise) to any director, officer or employee of the Company or any of its Subsidiaries upon execution of this Agreement or upon or following consummation of the Contemplated Transactions (either alone or in connection with the occurrence of any additional acts or events);

(iv)                              any Contract that would restrict HBC after the Closing Date from engaging or competing in any line of business or competing with any person or prohibiting the Company or any of its Subsidiaries from soliciting customers, clients or employees or using or employing the services of any person;

(v)                                 any lease of personal property providing for annual lease payments in excess of $10,000 per annum other than financing leases entered into in the ordinary course of business in which the Company or any of its Subsidiaries is lessor;

(vi)                              any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar Contract with respect to any interest of the Company or any of its Subsidiaries in personal property or account receivable having a value of $25,000 or more;

(vii)                           any Contract to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

(viii)                        any Contract for the participation in any Factoring Transaction;

(ix)                              any Contract (including any trust indenture, mortgage, promissory note, loan agreement) for the borrowing of any money, any currency exchange, hedging arrangement, or any leasing arrangement of the type required to be capitalized in accordance with GAAP;

(x)                                 any Contract of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by, the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person other than letters of credit issued in the ordinary course of business;

(xi)                              any Real Property Lease or Tenant Lease;

(xii)                           any Contract of participation in any loan entered into by the Company or any of its Subsidiaries subsequent to December 31, 2010, or any sales of assets of the Company or any of its Subsidiaries with recourse of any kind to the Company or any of its Subsidiaries, or any Contract providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity;

(xiii)                        any Contract for data processing, software programming and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $25,000 or more by the Company or any of its Subsidiaries;

(xiv)                       any License Agreement;

(xv)                          any supply, maintenance or landscape Contract not terminable by the Company or any of its Subsidiaries without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 per annum;

(xvi)                       any partnership, joint venture, limited liability company or similar Contract;

(xvii)                    any advertising, brokerage, licensing, dealership representative or agency relationship Contract under which the Company or any of its Subsidiaries has made payments in excess of $25,000 in the preceding twelve (12) months;

(xviii)                 and Contract providing for the indemnification of any officer or director;

(xix)                       any Contract with any Affiliate of the Company or any of its Subsidiaries;

(xx)                          any other Contract not specifically identified under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $25,000 in any year and which is not otherwise described in clauses (i)-(xix) above; or

(xxi)                       any Contract which is not otherwise described in clauses (i)-(xx) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 3.21(b) of the Company Disclosure Schedule.

(b)                                 Schedule of Material Contracts; Documents.  Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Company Material Contracts.  The Company has made available to HBC correct and complete copies of all Company Material Contracts, including any amendments, modifications, supplements, waivers and side letters thereof.

(c)                                  Enforceability; No Breach.  Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law.  Neither the Company nor any of its Subsidiaries has violated or breached in any material respect or committed any material default under any Company Material Contract.  To the knowledge of the Company, no other person has violated or breached in any material respect, or committed any material default under, any Company Material Contract. No event has occurred and to the knowledge of the Company, no circumstance exists, that (with or without notice or lapse of time) has or would reasonably be expected to (i) result in a violation or breach, in any material respect, of any of the provisions of any Company Material Contract, (ii) give any person the right to declare a default or exercise any remedy under any Company Material Contract, (iii) give any person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Company Material Contract, (iv) give any person the right to accelerate the maturity or performance of any Company Material Contract, or (v) give any person the right to cancel, terminate, or modify in any material respect any Company Material Contract.  Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Material Contract. No party to any Company Material Contract will have the right to terminate any or all of the provisions of any such Company Material Contract as a result of this Agreement or the Contemplated Transactions.

(d)                                 No Renegotiation.  No person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract, except such negotiations as occur in the ordinary course of business in connection with impending expiry or renewal of such contracts or changes in the business requirements of the parties thereto.  No person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such person has the right to do so under such Contract).

Section 3.22                             Insurance.  The Company and its Subsidiaries has in effect policies of insurance underwritten by insurers of recognized financial responsibility with respect to their assets and business against such casualties and contingencies and in such types and in the amounts (with deductibles as are customary for companies in the same or similar businesses) that the Company and its Subsidiaries reasonably believe are adequate for their respective business, operations, properties and assets, and is sufficient for compliance with all material requirements of any Governmental Entity or Contracts to which the Company or its Subsidiaries is a party (with deductibles as are customary for companies in the same or similar businesses).  The Company has made available to HBC copies of all policies of insurance and bonds carried and owned by the Company and its Subsidiaries as of the date of this Agreement, which copies are complete and accurate (collectively, “Company Insurance Policies”).  All of the Company Insurance Policies are in full force and effect, and the premiums due and payable thereon have been or will be timely paid through the Closing Date. There is no material breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the knowledge of the Company, by any other party to the Company Insurance Policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation, non-renewal of, or premium increase with respect to, any Company Insurance Policy nor, to the knowledge of the Company, has the termination of any such policies been threatened.  There is no claim by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits.  Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 3.23                             Brokers.  No broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24                             Due Diligence.  Prior to execution of this Agreement, the Company has provided HBC with all material information regarding the Company and its Subsidiaries as requested by HBC in the various due diligence requests.

Section 3.25                             Related Party Transactions.

(a)                                 No Stockholder and no Related Person of any Stockholder or of the Company or any of its Subsidiaries has, or since December 31, 2010 has had, any interest in any asset owned or used by the Company or any of its Subsidiaries.  Except as set forth in Section 3.25 of the Company Disclosure Schedule, no Stockholder and no Related Person of any Stockholder or the Company or any of its Subsidiaries is, or since December 31, 2012, has been, a Related Party of or the owner (of record or beneficially) of any capital stock or any other financial or profit interest in a person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries or (ii) engaged in competition with the Company or any of its Subsidiaries, other than ownership of less than one percent of the outstanding capital stock of a person that is listed on any national or regional securities exchange.  Except as set forth in Section 3.25 of the Company Disclosure Schedule, no Stockholder or any Related Person of any Stockholder is subject to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

Section 3.26                             Disclosure.  To the knowledge of the Company, the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), when considered as a whole, do not contain or will as of the Closing Date not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Section 3.27                             No Other Representations.  Except for the representations and warranties contained in this Article III or in Article IV, neither the Company nor any Stockholder nor any other Person acting on behalf of the Company or any Stockholder makes or has made any representation or warranty, express or implied; provided, however, that the foregoing shall not be construed to prohibit or limit a claim for fraud or a willful or intentional misrepresentation against the person who committed such fraud or a willful or intentional misrepresentation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, severally but not jointly, hereby represents and warrants to HBC, on the date of this Agreement and as of the Closing Date, as though made on the Closing Date, that the following is true and correct:

Section 4.01                             Ownership of Company Shares.  Such Stockholder is the sole registered and beneficial owner of the Company Shares designated as being owned by such Stockholder opposite such Stockholder’s name in Section 3.02(b) of the Company Disclosure Schedule. Such

Company Shares owned by such Stockholder are not subject to any Liens or to any rights of first refusal of any kind, and such Stockholder has not granted any rights to purchase such Company Shares to any other person.  Such Stockholder has the sole right to transfer such Company Shares to HBC. Such Company Shares constitute all of the Company Shares owned, beneficially or of record, by such Stockholder, and such Stockholder has no options, warrants or other rights to acquire Company Shares.  Upon the Closing, in exchange for the consideration pursuant to Section 1.02, HBC will receive good title to such Company Shares, free and clear of all Liens. There is no Contract with regard to contribution or indemnification between or among any of the Stockholders other than as may appear in the provisions of the Company Charter Documents or in this Agreement.

Section 4.02                             Absence of Claims by the Stockholders.  Such Stockholder does not have any Legal Action or liability claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law.

Section 4.03                             Litigation.  There is no Legal Action pending, or to the knowledge of such Stockholder, threatened against such Stockholder arising out of or relating to (a) such Stockholder’s beneficial ownership of Company Shares or rights to acquire Company Shares, (b) such Stockholder’s capacity as a Stockholder, (c) the Contemplated Transactions, (d) any contribution of assets (tangible and intangible) by such Stockholder (or any of its affiliates) to the Company (or any of its affiliates), or (e) any other Contract between such Stockholder (or any of its affiliates) and the Company (or any of its affiliates), nor to the knowledge of such Stockholder, is there any reasonable basis therefor.  There is no investigation or other proceeding of which such Stockholder has notice or, to the knowledge of such Stockholder, that is pending or threatened against such Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity, nor to the knowledge of such Stockholder, is there any reasonable basis therefor.  There is no Legal Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder with respect to which such Stockholder has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor to the knowledge of such Stockholder, are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

Section 4.04                             Authority.  Such Stockholder, if it is an entity, has all requisite power and authority or, if such Stockholder is an individual, has capacity to enter into this Agreement and any Related Agreement to which it or he or she, as the case may be, is a party and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and any Related Agreements to which such Stockholder is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of such Stockholder and no further action is required on the part of such Stockholder to authorize the Agreement and any Related Agreement to which such Stockholder is a party and the Contemplated Transactions.  This Agreement and each of the Related Agreements to which such Stockholder is a party has been duly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Stockholder, enforceable against each such party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

Section 4.05                             No Conflict.  The execution and delivery by such Stockholder of this Agreement and any Related Agreement to which such Stockholder is a party and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the articles of incorporation, bylaws or other charter or organizational documents of such Stockholder if such Stockholder is an entity, (b) any Contract to which such Stockholder or any of such Stockholder’s properties or assets is subject, or (c) any Order or Law applicable to such Stockholder or such Stockholder’ properties or assets.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HBC

HBC hereby represents and warrants to the Company, on the date of this Agreement, and as though made on the Closing Date that the following is true and correct:

Section 5.01                             Organization.  HBC is a corporation and a California chartered bank duly organized, validly existing in good standing in California. HBC is authorized by the California Department of Business Oversight to conduct a commercial banking business.

Section 5.02                             Authority; Non-contravention; Governmental Consents.

(a)                                 Authority.  HBC has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by HBC and the consummation by HBC of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of HBC are necessary to authorize this Agreement or to consummate the Contemplated Transactions. The HBC Board of Directors has approved this Agreement.  This Agreement has been duly and validly executed and delivered by HBC. Assuming due authorization, execution and delivery by the Company and the Stockholders, this Agreement constitutes the valid and binding obligation of HBC, enforceable against HBC in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Law affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)                                 Non-Contravention; Third Party Consents.  The execution and delivery by the HBC of this Agreement and any Related Agreement to which HBC is a party, and the consummation of the Contemplated Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the HBC, (ii) any material Contract to which the HBC is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Order or Law applicable to HBC or any of its properties or assets (whether tangible or intangible).

(c)                                  Regulatory Approvals.  Except for notice to or approval from the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or the California Department of Business Oversight, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by HBC in connection with the execution and delivery by HBC of this Agreement or the Contemplated Transactions.

Section 5.03                             Brokers.  No broker, finder, investment banker, or other person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of HBC; provided, however, that HBC has retained Keefe, Bruyette & Woods to advise the HBC board of directors.

Section 5.04                             Investigation by HBC.  HBC has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and technology of the business and operations of the Company and its Subsidiaries, which investigation, review and analysis was done by HBC and, to the extent it deemed appropriate, by its representatives and advisors. The Company and HBC acknowledge that HBC it and its representatives and advisors have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose which HBC has determined is adequate for purposes of its investigation.  In entering into this Agreement, HBC acknowledges that it has relied solely upon its own investigation, review and analysis and not on any factual representations of the Company, its Subsidiaries, its Affiliates or the Stockholders, except the specific representations and warranties of the Company set forth in Article III and of the Stockholders in Article IV. Notwithstanding the forgoing, this Section 5.04 shall be construed to prohibit or in any way limit the rights of the HBC Indemnified Parties under Article VIII, or for a claim for fraud or wilful or intentional misrepresentation against the person who committed such fraud or a wilful or intentional misrepresentation.

Section 5.05                             Financing.  HBC has sufficient funds to enable HBC to consummate the transactions contemplated by this Agreement and satisfy its other obligations under this Agreement and the Related Agreements.

ARTICLE VI
COVENANTS

Section 6.01                             Operation of the Company’s Business.

(a)                                 During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”) (except with the prior written consent of HBC) the Company shall and cause each of its Subsidiaries, respectively to (i) conduct its business in the ordinary course of business, (ii) comply in all material respects with all applicable Law, (iii) perform its obligations under all

Company Material Contracts (which for the purpose of this Section 5.01 shall include any Contract that would be a Company Material Contract if existing on the date of this Agreement), (iv) preserve their business organization intact, use commercially reasonable efforts to keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, borrowers, landlords, creditors, licensors, licensees, and other persons having business relationships with the Company and each of its Subsidiaries, respectively, (v) maintain and keep their properties in as good repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear, (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (vii) pay the debts and material Taxes of the Company and its Subsidiaries when due other than Taxes that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)                                 During the Pre-Closing Period (except with the prior written consent of HBC), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) except for the Closing Date Stockholder Distributions, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any capital stock or other equity or voting interests, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities, or (D) take any action that would result in any change of any material term (including any conversion price thereof) of any debt security of the Company or any of its Subsidiaries;

(ii)                                  (A) (x) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, (y) issue, deliver or sell any other equity or voting interests or any securities convertible into or exchangeable for or any options, warrants, calls, or rights to acquire or receive, any shares of its capital stock or (z) issue, deliver or sell any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company, or (B) enter into any Contract with respect to the voting of its capital stock;

(iii)                               amend or propose to amend its Charter Documents;

(iv)                              pay, discharge or satisfy any liabilities other than in the ordinary course of business;

(v)                                 (A) permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any facility, or (B) terminate any lease or sublease of real property (whether as lessor, sub lessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(vi)                              (A) acquire direct or indirect control over any other person, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(vii)                           make or commit to make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to Contracts existing of the date of this Agreement not in excess of $50,000 individually or $100,000 in the aggregate;

(viii)                        sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its Subsidiaries to any person other than a direct or indirect wholly owned Subsidiary, except the disposition of assets which are inoperable or that are replaced in the ordinary course of business;

(ix)                              make changes to the credit policies and collateral eligibility requirements and standards of the Company and its Subsidiaries;

(x)                                 create or incur any indebtedness for borrowed money except in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(xi)                              enter into any Derivatives Contract or any structured finance transaction;

(xii)                           (A) pay, discharge, settle, or satisfy any material claim or Legal Action, (B) waive, release, grant, or transfer any right of material value, or (C) commence any Legal Action, except as related to its normal lending business in the ordinary course of business;

(xiii)                        make any investment or commitment to invest in real estate or in any real estate development project;

(xiv)                       except for the Closing Date Stockholder Distributions, enter into any transaction with, a director, officer, employee or any Affiliate of the Company or any of its Subsidiaries outside of the ordinary course of business;

(xv)                          make, acquire a participation in, reacquire an interest in a participation sold or sell any Factored Receivable that is not in compliance with its credit underwriting standards, policies and procedures as in effect on date of this Agreement;

(xvi)                       reduce any material accrual or reserve, including any contingency reserve, litigation reserve, or tax reserve, by reversal or booking a negative provision, or change the methodology by which such accounts generally have been maintained in accordance with past practices;

(xvii)                    (A) amend, materially modify or terminate any Company Material Contract, or waive, release, or assign any rights or claims thereunder or (B) enter into or amend or materially modify any Contract, which following execution, amendment or modification would have been a Material Contract if in existence as of the date of this Agreement;

(xviii)                 adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xix)                       (A) with the exception of hiring at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business, hire any new employee at the level of having title of vice president or more senior, (B) hire any new employee at an annual rate of compensation in excess of $75,000, (C) promote any employee except in order to fill a position vacated after the date of this Agreement, or (D) engage any independent contractor whose engagement may not be terminated by the Company or any of its Subsidiaries without penalty on thirty (30) days’ notice or less;

(xx)                          except as required under applicable Law or any Contract or Company Employee Plan in effect on the date of this Agreement and disclosed in Section 3.12 or Section 3.21 of the Company Disclosure Schedule or with respect to compensation paid in the ordinary course of business to employees permitted to be hired pursuant to Section 6.01(xix)(A), (A) pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries any compensation bonus or benefit not provided for under any Contract or Company Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Company Employee Plan, (C) take any action to fund any future payment of compensation or benefits under any Contract or Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, or Company Employee Plan, or (E) adopt, enter into, or amend any employment Contract or Company Employee Plan other than offer letters entered into with new employees in the ordinary course of business that provide for “at will employment” with no severance benefits;

(xxi)                       (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the Company or any of its Subsidiaries, (B) settle or compromise any Legal Action relating to income Tax or any other material Tax, (C) make, change, or revoke any income Tax or other material Tax election, (D) file or amend any income Tax Return unless a copy of such income Tax Return has been delivered to HBC for review and comment a reasonable time to prior to filing such income Tax Return; provided, however, that the Company shall give effect to any reasonable comments made by HBC with respect to such income Tax Returns, or (E) prepare any Tax Return in a manner materially inconsistent with the past practices of the Company with respect to treatment of items on such Tax Returns;

(xxii)                    change its fiscal year, revalue any of its assets, or make any material changes in financial or Tax accounting methods, principles, or practices or systems of internal controls, except as required by GAAP; or

(xxiii)                 authorize, commit, resolve, or agree to take any of the foregoing actions.

HBC shall be given the opportunity to review any Factoring Transaction entered into after the signing of this Agreement but prior to Closing with a value in excess of $1,000,000 twenty-four (24) hours prior to the time the transaction is presented to the Company’s credit committee.  Within such twenty-four (24) hours, HBC shall either object to the consummation of the Factoring Transaction or communicate its non-objection to the Company, and if it objects, provide in reasonable detail the reasons therefor.  Any objection to the Factoring Transaction communicated by HBC shall not be unreasonable and shall be fully considered by the Company and discussed with HBC.  If HBC fails to communicate any objection or non-objection to the Company within such twenty-four (24) hour period, HBC shall be deemed not to have objected to such Factoring Transaction.

Section 6.02                             Further Assurances.  Each party covenants that it will use its reasonable efforts to bring about the Contemplated Transactions as soon as practicable.  Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate the Contemplated Transactions at the earliest practicable time.

Section 6.03                             Access to Information; Confidentiality.

(a)                                 During the Pre-Closing Period, the Company shall, and cause its Subsidiaries to, authorize and permit HBC, its representatives, accountants and counsel, to have reasonable access during normal business hours, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as HBC may from time to time reasonably request.  The Company further agrees to continue to respond to and cooperate with HBC and its advisers with respect to the due diligence requests of HBC.  The Company and its Subsidiaries shall permit HBC, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and its Subsidiaries with such third persons, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and its Subsidiaries (provided, however, that any of the foregoing activities are conducted during normal business hours, with reasonable prior notice to and agreement of the Company and conducted in a manner that will not disrupt the ongoing business operations of the Company), obtaining any necessary Orders, consents or approvals of the Contemplated Transactions by any Governmental Entity and conducting an evaluation of the assets and liabilities of the Company and its Subsidiaries. Upon reasonable request by HBC, the Company shall make its chief financial officer and controller available to discuss with HBC and its representatives HBC’s ongoing due diligence and review of the Company and its Subsidiaries operations.  The Company will cause its independent outside auditors to make available to HBC, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of the Company and its Subsidiaries as may be reasonably requested by HBC in connection with its review of the foregoing matters.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law, or violate the rights, interests or confidence of any customer (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to HBC pursuant to this Agreement.  The foregoing notwithstanding, neither HBC nor any of its representatives shall contact any of the employees (other than the senior officers identified in writing to HBC), landlords, customers, suppliers or any other third party provider of or to the Company without the prior written consent of the Company’s chief executive officer (such consent not to be unreasonably withheld, delayed or conditioned), it being acknowledged that any and all such contacts will be arranged by and coordinated with the Company.

(b)                                 HBC and the Company shall, and cause their respective Affiliates and Representatives to, comply with all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.  All information, documents and materials disclosed or provided to HBC by the Company pursuant to Section 6.03(a) and any other provision of this Agreement is expressly subject to the restrictions set forth in the Confidentiality Agreement.

Section 6.04                             No Solicitation.

(a)                                 Until the earlier of the Closing, or termination of this Agreement pursuant to the provisions of Section 9.01, neither the Company and its Subsidiaries nor any Stockholder shall (nor shall the Company and its Subsidiaries or any Stockholder permit, as applicable, any and its Representatives to), directly or indirectly, (i) solicit, initiate, seek, encourage, induce, or facilitate any inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquires or proposals that constitutes or may lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or any of its Subsidiaries or provide any access to the properties, books and records of the Company or its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that may lead to an Acquisition Proposal, (iii) initiate, engage or participate in discussions (except for the limited purposes of notifying such person of the existence of the provisions of this Section 6.04(a)) or negotiations with any person with respect to any Acquisition Proposal or that may to lead to an Acquisition Proposal, (iv) approve, endorse, or recommend, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, letter of interest, term sheet, agreement in principle, memorandum of understanding, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement (whether binding or not) constituting or related to, or intended to, or that may lead to, an Acquisition Proposal, or that is intended or that may result in the abandonment, termination or failure to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Stockholders acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of the Company or any Stockholder, shall be deemed to constitute a breach of this Section 6.04 by the Company or any such Stockholder, as applicable.

(b)                                 The Company shall notify HBC promptly (but in no event later than twenty-four (24) hours) after receipt of (i) any inquiry or indication of interest that may lead to an Acquisition Proposal, (ii) an Acquisition Proposal (including or any modification of or an amendment to any Acquisition Proposal), or (iii) any request for nonpublic information relating to the Company or any of the its Subsidiaries (including access to the properties, books or records of the Company or any of its Subsidiaries) by any person that has made, or to the knowledge of the Company, may be considering making, an Acquisition Proposal. Such notice to

HBC shall be made orally and in writing, and shall indicate the identity of the person submitting any of the foregoing, and the terms of any such Acquisition Proposal (or modification or amendment), inquiry, indication or request.  The Company shall keep HBC fully informed on a current basis of any additional information requested and any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, inquiry, indication or request.

(c)                                  The Company and the Stockholders shall instruct, and use its commercially reasonable efforts to cause its Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any persons (other than HBC) conducted prior to the date of this Agreement with respect to an Acquisition Proposal.

(d)                                 The Company shall not (i) release any person from, and agrees to enforce, the confidentiality, standstill, non-solicitation or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party with respect to an Acquisition Proposal that remains in effect as of the date of this Agreement, and (ii) shall immediately take all steps necessary to terminate any approval that may have been given prior to the date of this Agreement under any such provisions authorizing any person to make an Acquisition Proposal.

Section 6.05                             Reasonable Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.05), each of the Stockholders (including the Stockholders’ Representative), HBC and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take or cause to be taken all actions and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to the Contemplated Transactions, including (i) obtaining all necessary Governmental Authorizations, and the making all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary or advisable to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (ii) obtaining all necessary consents or waivers from or providing notice to third parties (including actions required in order to continue any Material Contract (including any Contract entered into following the date of this Agreement that would have been a Material Contract at the time this Agreement was entered into) following the Closing or to avoid any penalty or other fee under such Material Contract, in each case arising in connection with the Contemplated Transactions, and (iii) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.  Subject to applicable Law, the Company and HBC shall promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  In the event that any party shall fail to obtain any such third party consent as required in clause (ii), that party shall use reasonable commercial efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect on the consummation of the Contemplated Transactions and the business of the Company, HBC after the Closing from the failure to obtain such consent.

(b)                                 In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Entity challenging the Contemplated Transactions, the Company shall, and cause its Subsidiaries to, cooperate in all respects with HBC and shall use its reasonable commercial efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.  HBC shall be solely responsible for any fees, costs and expenses, including attorneys’ fees, incurred in connection with any such Legal Action.

Section 6.06                             Intentionally Omitted.

Section 6.07                             Notices of Certain Events.  Each of the Company, on the one hand, and HBC, on the other hand, shall give prompt notice to the other party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the notifying party to be untrue or inaccurate such that the conditions set forth in Article VII would not be satisfied, and (b) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Article VII would not be satisfied.  Disclosure by the Company or the Stockholders pursuant to this Section 6.07, shall not be deemed, (i) in the case of the Company or the Stockholders, to amend or supplement the Company Disclosure Schedule for purposes of satisfying the condition set forth in Section 7.02(a) that the Company and Stockholder representations and warranties made as of the date of this Agreement are true and correct as of the Closing Date; provided that a failure to satisfy the condition in Section 7.02(a) in the manner set forth in this subsection (i) shall be deemed not to be a breach of the Agreement by the Company or any Stockholder, or (ii) in the case of the Company, the Stockholders or HBC, prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party made as of the date of this Agreement.  Notwithstanding the foregoing, disclosure by the Company or the Stockholders pursuant to this Section 6.07 of facts or events that occur from and after the date of this Agreement and before Closing shall be deemed to amend or supplement the Company Disclosure Schedule for purposes of Section 8.02(a) and Section 8.02(c) and for the purposes of determining if a representation or warranty was breached if made as of the Closing Date.

Section 6.08                             Employees; Benefit Plans.

(a)                                 Effective as of the Closing, the Company shall terminate the employment of Ed Sondker, Matt Carpenter and Vince Narez. HBC shall cause the Company to continue to maintain, and to continue to cover individuals who are employed by the Company as of the Closing Date (“Company Continuing Employees”) under, the Company’s group health, dental and vision plans in effect on the Closing Date. At such time as the Company Continuing Employees become employees of HBC, HBC shall take all reasonable action so that Company Continuing Employees shall be entitled to participate in each employee benefit plan, program or arrangement of HBC of general applicability to the Company Continuing Employee (the “HBC Benefit Plans”) to the same extent as similarly-situated employees of HBC (it being understood that inclusion of Company Continuing Employees in HBC Benefit Plans may occur at different times with respect to different plans.

(b)                                 To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by HBC, HBC shall cause such employee benefit plan to recognize the service of such Continuing Employee with the Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HBC; provided, however, that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans, or (iii) apply for purposes of participation and vesting in the ESOP Plan (defined below).

(c)                                  Continuing Employees who become employees of HBC will be eligible to participate in the Heritage Commerce Corp ESOP Plan (“ESOP Plan”) in accordance with the terms of the ESOP Plan. The Company acknowledges that no contributions are currently being made to the ESOP Plan, and agrees that there is no obligation to make or continue contributions to the ESOP Plan.

(d)                                 When any Continuing Employee becomes eligible to participate in any HBC Benefit Plan that provides medical, hospitalization, vision or dental benefits, HBC, as applicable, shall use reasonable commercial efforts provided, however, that HBC shall not be obligated to incur any additional premium or additional expense to cause the appropriate sponsor to provide that (i) any pre-existing condition limitations or eligibility waiting periods under such HBC Benefit Plan be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under the Company employee benefit plan in which such Continuing Employee participated immediately prior to the Closing, and (ii) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such HBC Benefit Plan.

(e)                                  The Company shall take all actions necessary and appropriate to maintain the Company 401(k) Plan as of the Closing Date. At such time as the Continuing Employees become employees of HBC, they will be eligible to participate in the Heritage Commerce Corp 401(k) plan with past service with the Company credited.

(f)                                   The provisions of this Section 6.08 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HBC or the Company, (ii) alter or limit the ability of HBC (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or HBC Benefit Plan), employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HBC (including, following the Closing Date, the Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

Section 6.09                             Communication with Employees.

(a)                                 Prior to making any formal presentation of the Contemplated Transactions to employees of the Company and its Subsidiaries, whether via written or oral communications, the Company will consult in good faith with HBC regarding the nature and content of any such formal presentation. The Company agrees to work in good faith with HBC to facilitate the timely and accurate dissemination of information to employees regarding matters related to the Contemplated Transactions in such a manner as to cause minimal disruption of the business of the Company and its Subsidiaries and of their respective relationships with their employees and to facilitate the transition of such relationships to HBC.  In addition, the Company shall advise HBC of any material informal communications to the Company, its officers or employees, or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Contemplated Transactions; provided, however, that such communications relating to compensation or benefit matters must be substantially consistent with pre-agreed upon talking points prepared by the Company and HBC.

(b)                                 Nothing in this Section 6.09 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than HBC or the Company and its Subsidiaries.

Section 6.10                             Transition.  Commencing following the date of this Agreement, and in all cases subject to applicable Law, the Company shall, and cause its Subsidiaries to, use reasonable efforts to cooperate with HBC to prepare for the integration to take effect as of the Closing Date of the respective businesses of the Company and HBC.  During the Pre-Closing Period and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries conducted in a manner that will not disrupt the ongoing business operations of the Company and its Subsidiary, the Company shall cause the employees and officers of the Company and its Subsidiaries to reasonably cooperate with HBC in performing tasks reasonably required to prepare for such integration to take effect.  The Company shall, and cause its Subsidiaries to, use all reasonable efforts to provide support to assist HBC performing all such tasks reasonably required to result in a successful integration of the Company and its Subsidiaries, when reasonably requested by HBC and in such a manner sufficient to ensure that a successful integration will occur at the time (on or after the Closing) designated by HBC.

Section 6.11                             Intentionally Deleted.

Section 6.12                             Intentionally Deleted.

Section 6.13                             Third Party Consents.  The Company shall use its reasonable best efforts to obtain and deliver to HBC prior to the Closing Date:

(a)                                 The consents, approvals or waivers listed in Section 3.03(b) of the Company Disclosure Schedule or otherwise required to be obtained from any third-parties in connection with the Contemplated Transactions (in such form and content as is approved in writing by HBC) promptly after the date of this Agreement, including, without limitation, the waiver, approval or consents to assignment for all the Real Estate Leases, any Material Contracts, the Wells Fargo Loan, the Genesis Financial Loan; and

(b)                                 A consent and estoppel in the form mutually satisfactory to the Company and HBC relative to the Leased Real Estate.

Section 6.14                             Insurance Policies.

(a)                                 Prior to the Closing Date, the Company shall, and cause its Subsidiaries to, use reasonable best efforts to obtain consents to the partial or complete assignments of any of its respective insurance policies if requested to do so by HBC, to the extent necessary to maintain the benefits to HBC of such policies as they apply to Company and its Subsidiaries.  The Company shall also inform HBC no later than five (5) business days prior to the Closing Date of any material unfiled insurance claims to the knowledge of the Company, and for which it believes coverage exists.

(b)                                 If requested by HBC, the Company shall use its commercially reasonable best efforts to obtain tail coverage on insurance policies identified by HBC.  HBC shall be responsible for the costs of such tail coverage.

Section 6.15                             Resignation of Directors.  The Company shall obtain and deliver to HBC prior to the Closing Date (to be effective as of the Closing Date) the resignation of each director of the Company and each of its Subsidiaries.

Section 6.16                             Public Announcement.  Neither the Company nor the Stockholders nor any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Contemplated Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of HBC.  HBC may issue public statements or communications (including the filing of any reports with a Governmental Entity in connection with the Contemplated Transactions, including a press release to announce the Contemplated Transactions, provided however, that HBC has provided the Company with a reasonable opportunity to comment on such release, statements or communications prior to their issuance to the extent that they are issued or made prior to Closing.

Section 6.17                             Confidentiality; Obligations of Stockholders.

(a)                                 As used in this Section 6.17, the term “Confidential Information” includes any of the following information held or used by or relating to the Company or any of its Subsidiaries:  (i) all information that is a Trade Secret; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, computer hardware, software and computer software, database technologies, and systems; and (iii) all information concerning the business and affairs of the Company or any of its Subsidiaries, including historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current, and projected revenues, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies,

Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)                                 Each Stockholder acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Stockholder shall, except to the extent required for a Stockholder who is employed by the Company or any of its Subsidiaries to fulfill his or her duties in the course of such employment, from and after the Closing (i) keep the Confidential Information confidential and deliver promptly to HBC, or immediately destroy at HBC’s option, all embodiments and copies of the Confidential Information that are in such Stockholder’s possession, (ii) not use the Confidential Information for any reason or purpose, and (iii) without limiting the foregoing, not disclose the Confidential Information to any person, except with HBC’s consent in its sole and absolute discretion.

(c)                                  Section 6.17(b) does not apply to that part of the Confidential Information that (i) becomes generally available to the public other than as a result of a breach of this Section 6.17 by any Stockholder, (ii) is required to be disclosed by Law or court order (subject to Section 6.17(d) hereof), (iii) was made or becomes available to the Stockholder on a non-confidential basis from a person who the Stockholder does not know is bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Stockholder.  Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.  The Stockholders may make any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity.

(d)                                 If any Stockholder becomes compelled in any Legal Action to make any disclosure that is prohibited by this Section 6.17, such Stockholder shall, to the extent legally permissible, provide HBC with prompt notice of such compulsion so that HBC, at its sole expense, may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.17.  In the absence of a protective order or other remedy, such Stockholder may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such HBC’s counsel, such Stockholder is legally compelled to disclose; provided, however, that such Stockholder shall use its commercially reasonable efforts, at the sole expense of HBC, to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)                                  Nothing in this Section 6.17 will diminish the protections and benefits under applicable Law to which any Trade Secret of the Company or any of its Subsidiaries is entitled.  If any information that the Company asserts to be a Trade Secret under applicable Law is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 6.17.

Section 6.18                             Customer and other Business Relationships.

(a)                                 After the Closing, each Stockholder who was, prior to Closing actively involved in the management of customer and other business relationships of the Company, shall cooperate with HBC and the Company in their efforts to continue and maintain for the benefit of HBC and the Company those business relationships of the Company and of such Stockholder relating to the business of the Company, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities, and others.  Each such Stockholder shall refer to HBC and the Company all inquiries and communications received by such Stockholder relating to the conduct of business with the Company after the Closing.

(b)                                 After the Closing, no Stockholder shall take any action, either directly or indirectly, that could interfere with the business of the Company.  No Stockholder shall make any disparaging statement, either orally or in writing, regarding HBC and its Affiliates, the Company or any of its Subsidiaries, the business, products, or services thereof, or any of their respective stockholders, directors, officers, employees, or agents.

Section 6.19                             Expenses.

(a)                                 Except as otherwise provided in this Agreement, whether or not the Contemplated Transactions are consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.  Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its behalf in connection with the Contemplated Transaction including:

(i)                                     subject to Section 6.19(b), all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and implementation of the terms and conditions of this Agreement and the Contemplated Transactions (“Transaction Expenses”);

(ii)                                  [Intentionally Omitted.]

(iii)                               any bonus, severance, change-in-control payments or similar payment obligations (including payments under the Phantom Stock Option Plan dated, as of January 25, 2011, which shall be paid on or before Closing to the participants under the Plan) of the Company to employees, consultants or other service providers resulting from or in connection with the Contemplated Transactions arising other than as a result of actions taken by the Company, HBC after the Closing Date (“Employee Payments”); and

(iv)                              subject to Section 6.19(b), any payments in connection with any change in control obligations between the Company and any person entered into prior to the Closing resulting from or in connection with the Contemplated Transactions, or any payment or consideration arising under any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Contemplated Transactions for any such agreement to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of contracts (“Change in Control Payments” and collectively with the Transaction Expenses, and the Employee Payments, the “Third Party Expenses”).

(b)                                 Notwithstanding Section 6.19(a) and Section 6.19(b), HBC shall pay on the Closing Date, or when incurred after the Closing Date, any fees required by Wells Fargo related to the prepayment or pay-off of the Wells Fargo Loan or by Genesis Financial related to the prepayment or payoff of the Genesis Financial Loan. HBC shall also pay, subject to its prior approval, on the Closing Date or after the Closing Date when incurred and any fees required by Wells Fargo for its consent to the Contemplated Transactions under the terms of the Wells Fargo Loan. The fees payable by HBC pursuant to this Section 6.19(b) shall not be included as Third-Party Expenses.

(c)                                  The Company shall pay all Third Party Expenses on or before the Closing, and provide HBC with a statement of Third Party Expenses showing detail of the Third Party Expenses incurred and paid by the Company as of the Closing Date (the “Statement of Expenses”).  Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses and accrued on the Estimated Closing Balance Sheet and incurred after the Closing, shall be paid to HBC (“Excess Third Party Expenses”).  HBC shall have the right to require that the Excess Third Party Expenses be paid to it from (i) from the Escrow Fund, or (ii) from the Stockholders directly based on their respective Pro Rata Percentage.

Section 6.20                             Cooperation on Tax Matters.  HBC, the Stockholders’ Representative and the Company shall cooperate fully, to the extent reasonably requested by the others in connection with the filing of any Tax Returns, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.21                             Tax Returns; Straddle Period.

(a)                                 Subject to Section 6.21(b), HBC shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date and all Tax Returns of the Company for taxable periods that include but do not end on the Closing Date (each, a “Straddle Period”).

(b)                                 HBC shall prepare or cause to be prepared and file or cause to be filed state income Tax Returns for the years 2011, 2012 and 2013 and for 2014 up to and including the Closing Date in those states agreed to by the Company and HBC prior to or on the date of this Agreement (“Listed State Tax Returns”).

(c)                                  Except with respect to the Listed State Tax Returns (which are controlled by Section 6.21(d)), Tax Returns (and amendments thereto) prepared by HBC and reflecting a liability giving rise to an indemnification claim pursuant to Section 8.02(e) shall be submitted by HBC to the Stockholders’ Representative for approval forty (40) days prior to the earlier of the due date of such Tax Returns (including any extensions) and the contemplated date of the filing of such Tax Returns. If within twenty (20) days following delivery of such Tax Return to the Stockholders’ Representative, the Stockholders’ Representative has not given HBC notice of a good faith material objection with respect to such Tax Return, the Stockholders’ Representative shall be deemed to have approved such Tax Return. If the Stockholders’ Representative timely notifies HBC that it has a good faith material objection to such Tax Return and if the Stockholders’ Representative and HBC fail in good faith to resolve the issues raised by the Stockholders’ Representative within twenty (20) days of the date of the Stockholders notifying HBC of its material objection, then the Stockholders’ Representative and HBC shall follow the procedures set forth in Section 6.21(e).

(d)                                 All Listed State Tax Returns (including amendments thereto) prepared by HBC shall be submitted by HBC to the Stockholders’ Representative for approval prior to filing to the extent that the aggregate net liability for Taxes reported on the Listed State Tax Returns exceeds $400,000 taking into account any refunds or credits received from the state of California with respect to a California state income Tax Return.  If within twenty (20) days following delivery of such Tax Returns to the Stockholders’ Representative, the Stockholders’ Representative has not given HBC timely notice of a good faith material objection with respect to such Tax Returns, the Stockholders’ Representative shall be deemed to have approved such Tax Returns. If the Stockholders’ Representative timely notifies HBC that it has a good faith material objection to such Tax Returns and if the Stockholders’ Representative and HBC fail in good faith to resolve the issues raised by the Stockholders’ Representative within twenty (20) days of the date of the Stockholders notifying HBC of its material objection, then the Stockholders’ Representative and HBC shall follow the procedures set forth in Section 6.21(e).

(e)                                  If the Stockholders’ Representative and HBC fail in good faith to timely resolve the issues presented in Section 6.21(c) or Section 6.21(d), the Stockholders’ Representative and HBC shall submit the issues remaining in dispute for resolution to a recognized national or regional independent tax accounting firm mutually acceptable to HBC and the Stockholders’ Representative (the “Tax Accountants”) in accordance with the following:

(i)                                     The Tax Accountants shall establish procedures giving due regard to the intention of the parties to resolve disputes as promptly, efficiently, and inexpensively as possible.  The Tax Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the subject Tax Returns as promptly as possible, but no later than thirty (30) days after the date on which the Tax Accountants are engaged to resolve the issue(s) in dispute. Except as provided in Section 6.21(e)(ii), the determination of the Tax Accountants will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Tax Accountants.

(ii)                                  Notwithstanding the final determination of the Tax Accountants, HBC may at its sole discretion file the subject Tax Return as originally submitted to the Tax Accountants (with any modifications it may subsequently determine as necessary); provided, however, that any difference in the amount of Taxes owed as reported on the Tax Return as proposed to be filed by HBC and the determination by the Tax Accountants shall not be subject to an indemnification claim pursuant to Section 8.02(e).

(iii)                               If issues are submitted to the Tax Accountants for resolution (A) the Stockholders’ Representative and HBC shall execute any reasonable agreement required by the Tax Accountants to accept their engagement pursuant to Section 6.21(e)(i), (B) the Stockholders’

Representative and HBC shall promptly furnish or cause to be furnished to the Tax Accountants such work papers and other documents and information relating to the disputed issues as the Tax Accountants may reasonably request and are available to that party or its accountants or other Representatives, and shall be afforded the opportunity to present to the Tax Accountants, with a copy to the other party, any other written material relating to the disputed issues, (C) the determination by the Tax Accountants, as set forth in a report to be delivered by the Tax Accountants to both the Stockholders’ Representative and HBC, will include changes to the applicable Tax Return required as a result of the determination made by the Tax Accountants, and (D) the Stockholders’ Representative and HBC shall each bear one-half of the fees and costs of the Tax Accountants; provided, however, that the engagement agreement referred to in clause (i) above may require the parties to be bound jointly and severally to the Tax Accountants for those fees and costs, and in the event the Stockholders’ Representative or HBC pays to the Tax Accountants any amount in excess of one-half of the fees and costs of the Tax Accountants’ engagement, the other party agrees to reimburse the Stockholders’ Representative or HBC, as applicable, upon demand, to the extent required to equalize the payments made by the Stockholder’ Representatives and HBC with respect to the fees and costs of the Tax Accountants.

(f)                                   Except as directed by a Governmental Entity (and subject to Section 6.21(c)), HBC shall not make inquiries of, or file any state income Tax Return or amend any state income Tax Return with any Governmental Entity (other than California) that is not a Listed State Tax Return that would lead to or reflect a Tax liability giving rise to an indemnification claim pursuant to Section 8.02(e) without the prior written consent of the Stockholders’ Representative which consent shall not be unreasonably withheld and shall be subject to good faith negotiations with HBC to increase the State Tax Return Basket.  If HBC and the Stockholders’ Representative are unable to agree within twenty (20) days from the time the Stockholders’ Representative is notified of a contemplated inquiry or filing with a state Governmental Entity, HBC may proceed with such inquiry or filing, as applicable, but any liability for state income Taxes resulting from such inquiry or filing shall not be subject to an indemnification claim pursuant to Section 8.02(e).

Section 6.22                             Control of Audits.  After the Closing Date, except as set forth in the next sentence, HBC shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (each, a “Contest”).  In the case of a Contest after the Closing Date that involves a liability or disputed Tax that could give rise to an indemnification claim pursuant to Section 8.02(e), HBC shall control the conduct of such Contest, but the Stockholders, through the Stockholders’ Representative, shall have the right to participate in such Contest at their own expense.  HBC shall promptly deliver to the Stockholders’ Representative copies of all relevant notices and documents (including court papers) received by HBC in connection with any such Contests, and shall not enter into a settlement, compromise or concede any portion of any Contest (including with respect to any Contest involving a state income Tax claim initiated by HBC or by a state Governmental Entity without solicitation by HBC) without the prior written consent of the Stockholders’ Representative.  A memorandum setting forth such agreement shall be prepared and signed and furnished to the Escrow Agent.  Except as otherwise set forth herein, the terms of Section 8.05(a)(ii) shall apply to a Contest, mutatis mutandis.

Section 6.23                             Spreadsheet. The Company shall deliver to HBC a true and complete spreadsheet (the “Spreadsheet”) in a form reasonably satisfactory to HBC, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall include as of the Closing, (a) names of all Stockholders and their respective addresses, indicating whether such holder is a current or former employee of the Company, (b) the number of Company Shares held by such Stockholder, (c) the respective certificate numbers of Company Shares issued to such Stockholder, (d) the date of acquisition of such Company Shares, (e) the Pro Rata Percentage of the Purchase Price, (f) the Pro Rata Percentage of the Closing Payment to be paid to such Stockholder, (g) the amount of cash to be deposited into the Escrow Account on behalf of such Stockholder pursuant to Section 1.03, (h) and the amount to be deposited in the Expense Account on behalf of such Stockholder and (i) wire instructions for such Stockholder.  The Company shall deliver the Spreadsheet five (5) business days prior to the Closing Date.

Section 6.24                             Deductions.  To the extent permitted by applicable Law, HBC and the Stockholders shall, or shall cause the Company to, report all Deductions on the income Tax Returns of the Company for the Taxable period that includes the Closing Date.  “Deductions” means all federal and state income Tax deductions related to the payment of employee bonuses, payment under deferred compensation arrangements (including, without limitation, all amounts owed to participants under the BVF/CSNK Acquisition Corp. Management Retention Plan), payment of any investment banking (or other advisory) fees, and other deductible Third Party Expenses, in each case in connection with the Contemplated Transactions.

Section 6.25                             Indemnity. For the avoidance of doubt, the Stockholders shall not be responsible for (and shall not have any indemnification obligations under this Agreement with respect to) any Taxes of the Company or any of its Subsidiaries that are attributable to a taxable period ending after the Closing Date.

Section 6.26                             Stockholder Distributions.  Notwithstanding anything to the contrary herein, the Company shall (a) continue to accrue earnings in the ordinary course of business up to the Closing Date and (b) distribute all cash and other assets equal to the amount by which Tangible Stockholders’ Equity, calculated as of the Closing Date and after taking into account the payment of Third Party Expenses and amounts owed to participants under the BVF/CSNK Acquisition Corp. Management Retention Plan, exceeds the Balance Sheet Target (the “Closing Date Stockholder Distributions”) to the Stockholders according to each Stockholder’s Pro Rata Percentage.

Section 6.27                             Genesis Loan.  Within ten (10) business days following the Closing Date, HBC shall pay-off the Genesis Financial Loan.

Section 6.28                             FIRPTA Compliance.  On the Closing Date, the Company shall deliver to HBC a properly executed statement in a form reasonably acceptable to HBC for purposes of satisfying HBC’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VII
CLOSING CONDITIONS

Section 7.01                             Conditions to Obligations of Each Party to Effect the Transaction.  The respective obligations of the Company, Stockholders, and HBC to effect the Contemplated Transactions shall be subject to the satisfaction of the following conditions:

(a)                                 No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Contemplated Transactions illegal or otherwise prohibiting or preventing consummation of the Contemplated Transactions.

(b)                                 Regulatory Approvals.  All approvals of Governmental Entities required to be obtained prior to the Closing in connection with the Contemplated Transactions shall have been obtained.

Section 7.02                             Conditions to the Obligations of HBC.  The obligations of HBC to effect the Contemplated Transactions shall be subject to the satisfaction of the following conditions, any of which may be waived in writing exclusively by HBC:

(a)                                 Representations, Warranties and Covenants.  (i) Each of the representations and warranties of the Company set forth in Sections 3.01, 3.02, and 3.03, and each of the representations and warranties of the Stockholders set forth in Section 4.01, 4.02, 4.03, 4.04, and 4.05 at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date shall be true and correct in all respects (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), (ii) each of the other representations and warranties of the Company and the Stockholders set forth in this Agreement that contain any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless such representation or warranty is made only as of a specific date, in which case as of such specific date) and (iii) each of the other representations and warranties of the Company and the Stockholders set forth in this Agreement that do not contain any limitations as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date).  The Company and each Stockholder shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)                                 No Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect since the Balance Sheet Date.

(c)                                  Unanimous Board Approval.  This Agreement and the Contemplated Transactions shall have been unanimously approved by the Company Board, subject to the requirement for any director to abstain from voting due to conflict of interest.

(d)                                 Litigation.  There shall be no Legal Action or Order pending or known to be threatened against HBC or any of its Affiliates, or the Company or any of its Subsidiaries, their respective properties or any of their respective officers or directors arising out of or in connection with the Contemplated Transaction or otherwise seeking any of the results set forth in Section 7.01(a).

(e)                                  Employment Arrangements.  Each of the persons listed in Annex I shall have executed and delivered to HBC the Employment Agreements.

(f)                                   Non-Competition and Non-Solicitation Agreements.  Each of the persons listed in Annex II shall have entered into a non-competition and non-solicitation agreement with HBC, which agreement shall be in the form attached hereto as Exhibit B and Exhibit C, as applicable.

(g)                                  Escrow Agreement.  The Stockholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(h)                                 Resignation of Officers and Directors.  HBC shall have received a duly executed director and officer resignation and release letter from each of the officers and directors of the Company and each of its Subsidiaries effective as of the Closing.

(i)                                     Releases.  HBC shall have received from each person listed on Annex III a Release Agreement in the form attached hereto as Exhibit D.

(j)                                    Statement of Expenses.  HBC shall have received from the Company the Statement of Expenses pursuant to Section 6.19(b) five (5) business days prior to the Closing Date.

(k)                                 Certificates.

(i)                                     HBC shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that as of the Closing (i) the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied, and (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(ii)                                  HBC shall have received a certificate from each Stockholder validly executed by such Stockholder to the extent the conditions set forth in Section 7.02(a) as applicable to such Stockholder have been satisfied.

(l)                                     Certificate of Secretary of the Company.  HBC shall have received a certificate, validly executed by the Secretary of the Company for and behalf of the Company certifying as to (i) the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Contemplated Transactions were unanimously approved by the Company Board).

(m)                             Certificate of Good Standing.  HBC shall have received a certificate of good standing or other equivalent certificate from the applicable Governmental Entity in each jurisdiction where the Company has offices, each of which is dated within five (5) business days prior to Closing, with respect to the Company.  Each Subsidiary of the Company shall have received and delivered to HBC a similar certification from the jurisdiction where it is incorporated or otherwise organized and the jurisdictions where it is required to be qualified to do business.

(n)                                 Legal Opinion.  HBC shall have received a legal opinion from legal counsel to the Company in a form satisfactory to HBC addressing the matters on Exhibit E.

(o)                                 Payment of Accrued Amounts.  The Company shall have made all the payments contemplated in Section 6.19(a) to the Employees and shall have provided HBC with evidence of same.

(p)                                 Target Receivables.  The Target Receivables as reflected on the Estimated Balance Sheet shall be true and correct and shall not be less than $35,000,000.

(q)                                 Spreadsheet.  HBC shall have received from the Company five (5) business days prior to the Closing Date the Spreadsheet pursuant to Section 6.24.

(r)                                    Estimated Closing Balance Sheet.  HBC shall have received from the Company the Estimated Closing Balance Sheet pursuant to Section 1.04 five (5) business days prior to the Closing Date.

(s)                                   Company Shares.  HBC shall have received the transfer of the Company Shares pursuant to Section 1.01.

Section 7.03                             Conditions to Obligations of the Company and the Stockholders.  The obligations of the Company and each of the Stockholders to effect the Contemplated Transactions shall be subject to the satisfaction of the following conditions, any of which may be waived in writing, exclusively by the Company and the Stockholders’ Representative:

(a)                                 Representations, Warranties and Covenants.  (i) Each of the representations and warranties of HBC set forth in Sections 5.01, 5.02 and 5.03 at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date shall be true in all respects (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), (ii) each of the other representations and warranties of HBC set forth in this Agreement that contain any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) (iii) each of the other representations and warranties of the Company and the Stockholders set forth in this Agreement that do not contain any limitation as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date).  HBC shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)                                 Certificate of HBC.  The Stockholder Representative shall have received a certificate from HBC, validly executed by the Chief Executive Officer of HBC for and on HBC’s behalf, to the effect that as of the Closing (i) the conditions set forth in Section 7.03(a) have been satisfied, and (ii) HBC has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(c)                                  Escrow Agreement.  Each of HBC and the Escrow Agent shall have entered into the Escrow Agreement.

(d)                                 Purchase Price.  HBC shall have delivered the Closing Payment to the Stockholders Representative and the Escrow Amount to the Escrow Agent.

ARTICLE VIII
INDEMNIFICATION; REMEDIES

Section 8.01                             Survival.

(a)                                 All of the representations and warranties of the parties contained in this Agreement, the Company Disclosure Schedule, the supplements to the Company Disclosure Schedule (delivered to HBC in accordance with Section 6.07), and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until eighteen (18) months after the Closing Date, except for the representations and warranties contained in (A) Section 3.02 (Capital Structure), Section 3.03(b) (Authority of Company) and Section 4.01 (Ownership of Company Shares), Section 4.02 (Claims), Section 4.03 (Litigation), Section 4.04 (Authority) (collectively, the “Fundamental Representations” and each individually as a “Fundamental Representation”) each of which shall survive the execution and delivery of this Agreement and the Closing indefinitely, (B) Section 3.06 (Taxes) and Section 3.12 (Employee Matters) which shall survive the execution and delivery of this Agreement and the Closing until the expiration of all relevant statutes of limitations (including any extensions), and (C) in the event of fraud or a wilful or intentional misrepresentation with respect to a representation and warranty, such representation and warranty shall survive indefinitely.

(b)                                 All of the covenants, agreements, undertakings and obligations of the parties contained in this Agreement, the Company Disclosure Schedule, the supplements to the Company Disclosure Schedule (delivered to HBC in accordance with Section 6.07), and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the party or parties entitled to such performance.

(c)                                  No claim for indemnification, reimbursement or any other remedy pursuant to Section 8.02 or Section 8.03 may be brought with respect to breaches of representations or warranties contained in this Agreement after the applicable expiration date set forth in this Section 8.01; provided, however, that if, prior to such applicable date a party hereto shall have notified the other party hereto in writing of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding such expiration date.

Section 8.02                             Indemnification and Reimbursement by Stockholders.  Each of the Stockholders agrees to severally but not jointly indemnify and hold harmless HBC and its respective officers, directors, Affiliates, employees, agents and Representatives, including the Company (the “HBC Indemnified Parties”) as to each such respective Pro Rata Percentage, against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and reasonable expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the HBC Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of:

(a)                                 any breach of or inaccuracy in any representation or warranty made by the Company in Article III of this Agreement, the Company Disclosure Schedule, or the supplements to the Company Disclosure Schedule (delivered to HBC in accordance with Section 6.07) and any other certificate delivered pursuant to this Agreement.

(b)                                 any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of the Company (to the extent to be performed prior to Closing) set forth in this Agreement.

(c)                                  any breach of or inaccuracy in any representation or warranty made by the Stockholders in Article IV of this Agreement, the Company Disclosure Schedule, or the supplements to the Company Disclosure Schedule (delivered to HBC in accordance with Section 6.07);

(d)                                 any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of the Stockholders (to the extent to be performed prior to Closing) set forth in this Agreement.

(e)                                  Without duplication and except as otherwise provided in Section 6.21(e)(ii) and Section 6.21(f), and except to the extent related to any action taken on the Closing Date following the Closing outside the ordinary course of business, (i) any Tax liability of the Company or any of its Subsidiaries for a Pre-Closing Taxable Period, and (ii) all Transaction Payroll Taxes, but in each case of clause (i) and clause (ii) only to the extent not reflected in the calculation of the Final Balance Sheet Adjustment Amount.

For purposes of this Article VIII and for purposes of determining whether the HBC Indemnified parties are entitled to indemnification from Stockholders pursuant to this Section 8.02, any breach of or inaccuracy in any representation or warranty of Company or the Stockholders shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect,” “knowledge” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

The matters set forth in Sections 8.02(a), (b), and (e) are several obligations of the Stockholders.  This means that with respect to each indemnification claim thereunder, each Stockholder shall be responsible for the Stockholder’s Pro Rata Percentage of any Loss a HBC Indemnified Party may suffer based on his, her or its respective holding of Company Shares.

The matters set forth in Sections 8.02(c) and (d) are individual and several obligations of each Stockholder.  This means that with respect to each indemnification claim thereunder, the particular Stockholder shall be solely responsible for any Loss a HBC Indemnified Party may suffer.  HBC acknowledges and agrees that no Stockholder shall be liable for any breach of a representation, warranty, covenant or agreement of any other Stockholder, or for such other Stockholder’s fraud or willful or intentional misrepresentation or breach of any covenant of another Stockholder.

Nothing in this Agreement shall limit the right of HBC, or any other HBC Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

Section 8.03                             Indemnification and Reimbursement by HBC.  HBC shall indemnify and hold harmless and defend each Stockholder and their respective officers, directors, affiliates, employees, agents and Representatives (the “Stockholder Indemnified Parties”), from and against and shall reimburse Stockholders for any and all Losses incurred or sustained by any one of them thereto, directly or indirectly:

(a)                                 any breach of or inaccuracy in any representation or warranty made by HBC in Article V of this Agreement.

(b)                                 any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of HBC (to the extent to be performed prior to Closing) set forth in this Agreement.

For purposes of this Article VIII and for purposes of determining whether Stockholders are entitled to indemnification from HBC pursuant to this Section 8.03, any breach of or inaccuracy in any representation or warranty of HBC or shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “materially”, “materiality”, “Material Adverse Effect,” “knowledge” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

Section 8.04                             Limitations on Stockholder Indemnification; Remedies.

(a)                                 Except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant contained in this Agreement, and except in respect of claims for breaches or inaccuracies of a Fundamental Representation, claims against the Escrow Account which shall be on a several basis and based on the Pro Rata Percentage of each Stockholder or against a Stockholder on an individual and several basis shall be the HBC Indemnified Parties sole remedy for indemnity claims under Section 8.02(a) through 8.02(c).  The liability of each Stockholder pursuant to Section 8.02(a) or Section 8.02(c) in respect of claims for breaches or inaccuracies of a Fundamental Representation shall be limited to the aggregate proceeds received by such Stockholder.  Any liability for fraud or willful or intentional misrepresentation shall be limited to, in the case of the Company, the person or persons who had actual knowledge of such fraud or willful or intentional misrepresentation by the Company, or with respect to fraud or willful or intentional misrepresentation by a Stockholder, such Stockholder.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, (i) except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant, or for a breach of a Fundamental Representation, a HBC Indemnified Party may not recover any Losses under Section 8.02(a), unless and until one or more proven and completed Losses in respect of claims made under either Section 8.2(a) (or Losses agreed to between HBC and the Stockholder Representative) collectively are in excess of $100,000 in the aggregate (the “Threshold Amount”) in which case the HBC Indemnified Party shall be entitled to recover all Losses so identified in excess of $50,000 (the “Deductible Amount”), and, (ii) an HBC Indemnified Party may not recover for any Losses for Taxes reflected on the Listed State Tax Returns unless and until the aggregate net Loss from such state income Taxes exceeds $300,000 (“State Tax Return Basket”), in which case the HBC Indemnified Parties shall be entitled to recover the aggregate net Loss in excess of $300,000.  (For the avoidance of doubt, the aggregate net Loss described above shall be calculated as the difference between the aggregate income Taxes, including penalties and interest, if applicable paid to a state Tax Governmental Entity pursuant to all the Listed State Tax Returns, less the aggregate credits or refunds issued by the state of California resulting from or related to the filing of the Listed State Tax Returns). The Threshold Amount and the Deductible Amount shall be applied independent of clause (ii) and shall not be available for application to Losses with respect to a Listed State Tax Return.

(c)                                  Notwithstanding the foregoing, a HBC Indemnified Party shall be entitled to recover for, and the Threshold Amount and Deductible Amount shall not apply to, any and all claims or payments made with respect to all Losses (i) incurred pursuant to Sections 8.02(b) through Section 8.02(e) (subject to the State Tax Return Basket), or (ii) resulting from any breach or inaccuracy of any of any Fundamental Representation, or (iii) fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant.

(d)                                 Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that except in the case of fraud or willful or intentional misrepresentations in respect of any representation, warranty or covenant contained in this Agreement, a HBC Indemnified Party may not bring a claim for indemnification for any Loss under this Article VIII in which the HBC had knowledge about the inaccuracy of or non-compliance with, any representation, warranty, or covenant made by or on behalf of the Company or any Stockholder.

(e)                                  Notwithstanding anything to the contrary in this Agreement, except for claims for specific performance or injunctive relief, as provided in this Agreement, the sole and exclusive remedy of HBC and each HBC Indemnified Party for money damages for any matters relating to this Agreement or the Contemplated Transactions and any Related Agreement, certificate or instrument delivered pursuant to this Agreement shall be the rights to indemnification set forth in this Article VIII.

(f)                                   Notwithstanding the fact that any HBC Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no HBC Indemnified Party shall be entitled to recover the amount of any Losses suffered by such HBC Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant.

(g)                                  No Stockholder shall be liable under Section 8.02 for any incidental, consequential, diminution in value, lost profits, indirect, punitive, exemplary or special Losses.

(h)                                 Notwithstanding anything that may be deemed to be to the contrary set forth in this Agreement or otherwise, nothing in this Article VIII or elsewhere in this Agreement shall limit the liability of any person (and neither the Escrow Account nor the Purchase Price shall be the exclusive remedy) in respect of Losses arising out of, nor bar any Legal Action against such person (and nothing herein shall serve as a defense thereto) in relation to, any fraud or willful or intentional misrepresentation committed by such person in connection with this Agreement, any Related Agreement, or any certificate or other instrument delivered pursuant to this Agreement or the consummation of the Contemplated Transactions.

(i)                                     In order to fulfill the Stockholders obligations under Section 8.02, HBC and the other HBC Indemnified Parties shall have recourse (i) first to the Escrow Account, and if the Escrow Account is depleted then (ii) by any further remedies available to such HBC Indemnified Parties against the Stockholders under this Agreement.

(j)                                    In the case of any claim which is made outside the Escrow Account as permitted in this Agreement, except for claims for breaches of Article IV by a Stockholder (which shall be made solely against that Stockholder) HBC or any other HBC Indemnified Party shall be required to bring such claim against all of the Stockholders, and each Stockholder shall be liable for its Pro Rata Percentage of the total liability owed to the HBC Indemnified Parties in respect of such a claim.

(k)                                 Nothing in this Article VIII shall limit the liability of the Company or the Stockholders for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or in any certificates or other instruments delivered pursuant to this Agreement if the Contemplated Transactions are not completed as a result of the termination of this Agreement by HBC for breach of this Agreement by the Company or the Stockholders.

Section 8.05                             Third Party Claims.

(a)                                 If any written claim or demand for which an Indemnifying Party may be expected to have liability to any Indemnified Party under this Article VIII, is asserted against or sought to be collected from any Indemnified Party by a third party, including a Government Entity (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party (or the Stockholder Representative, where the Indemnifying Party is a Stockholder (each a “Stockholder Indemnifying Party”) and indemnification is not being sought under this Article VIII directly from such Stockholder Indemnifying Party) in writing of the Third Party Claim (a “Third Party

Claim Notice,” collectively with Direct Claim Notices, “Claim Notices”); provided, however, that the failure to give a timely Third Party Claim Notice shall affect the rights of an Indemnified Party only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or the quantum of such Third Party Claim (including all interest and other penalties which may accrue as a result of such delay).  A Third Party Claim Notice shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and a copy of any correspondence or notice received from the relevant third party and a statement that the Indemnified Party seeks indemnification for Losses relating to such Third Party Claim.

(b)                                 In the event of a Third Party Claim against an Indemnified Party, the Indemnifying Party, or, where the Indemnifying Party is a Stockholder Indemnifying Party, the Stockholder Representative, shall be entitled on behalf of the Stockholder Indemnifying Parties (or in the event indemnification is being sought directly from a Stockholder Indemnifying Party, such Stockholder Indemnifying Party shall be entitled), at its expense, to participate in but not to determine or conduct the defense of such Third Party Claim.  The Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle any such Third Party Claim; provided, however, that the Indemnified Party shall when requested by the Indemnifying Party, consult with the Indemnifying Party about strategy and costs and act in good faith to ensure that attorneys’ fees and other costs incurred in the defense of such Third Party Claim are reasonable; provided, further, that except with the consent of the Indemnifying Parties, or, where the Indemnifying Party is a Stockholder Indemnifying Party, the Stockholders’ Representative (or, in the event indemnification is being sought directly from a Stockholder Indemnifying Party, such Stockholder Indemnifying Party), the Indemnified Party may not enter into any settlement of such Third Party Claim with third party claimants.  In the event that the Stockholders’ Representative (or, in the event indemnification is being sought directly from a Stockholder Indemnifying Party, such Stockholder Indemnifying Party) has consented to any such settlement, the Stockholder Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by HBC Indemnified Parties against the Escrow Fund, or against the Stockholder Indemnifying Parties directly, as the case may be, with respect to such settlement.  If the Indemnifying Party, or, where the Indemnifying Party is a Stockholder Indemnifying Party, the Stockholders’ Representative (or such objecting Stockholder Indemnifying Party) and the Indemnified Party so agree to a settlement, a memorandum setting forth such agreement shall be prepared and signed and, in the case of a claim against the Escrow Account, shall be furnished to the Escrow Agent.

(c)                                  Any claim under this Article VIII for any matter involving a Third-Party Claim shall be promptly indemnified, paid, or reimbursed.  The Indemnifying Party shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Party.  In the case of a claim against the Escrow Account, instructions executed by HBC and the Stockholders’ Representative shall be provided to the Escrow Agent to release from the Escrow Account Funds to HBC for such costs and expenses.

Section 8.06                             Direct Claim Indemnification Procedures.

(a)                                 If an Indemnified Party wishes to make a claim for indemnification under this Article VIII for Losses that do not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify each Indemnifying Party from whom indemnification is sought (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) in writing of such Direct Claim (a “Direct Claim Notice”), including a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim.  The Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought hereunder directly from such Stockholder Indemnifying Party) shall have a period of thirty (30) days within which to investigate and respond to such Direct Claim and the Indemnified Party shall reasonably cooperate with such investigation and response.

(b)                                 If the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) accepts a Direct Claim or does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Direct Claim. If the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought hereunder directly from such Stockholder Indemnifying Party) accepts or is deemed to accept the Direct Claim within thirty (30) days after the date of such acceptance, it shall pay (or, where the Indemnifying Party is a Stockholder Indemnifying Party, the Stockholders’ Representative shall instruct the Escrow Agent to pay) the amount of Losses (if any) specified in the Direct Claim Notice for which the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) has accepted indemnification at that time (which amount shall not be conclusive of the final amount of such Direct Claim).

(c)                                  A Claim Notice shall state the estimated amount of Losses (which estimate shall not be conclusive of the final amount of such claim) that the Indemnified Party believes it has sustained, incurred or suffered or reasonably anticipates to sustain, incur or suffer with respect to any Third Party Claim or Direct Claim and identify the representations and warranties contained in this Agreement that the Indemnified Party believes were breached or otherwise identify the basis upon which the Indemnified Party believes that it is entitled to indemnification (which basis shall not be conclusive of the final determination of liability for indemnification).

(d)                                 (i)                                     If the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) in good faith objects to any claim made by the Indemnified Party, then the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the 30-day period commencing upon receipt of the Direct Claim Notice.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Direct Claim Notice. If the Indemnifying Party (or the Stockholders’ Representative, where the Indemnifying Party is a Stockholder Indemnifying Party and indemnification is not being sought directly from such Stockholder Indemnifying Party) delivers a Claim Dispute Notice, then the parties shall attempt in good faith to resolve and settle any such objections raised in such Claim Dispute Notice.

(ii)                                  If the Indemnifying Party, or, where the Indemnifying Party is a Stockholder Indemnifying Party, the Stockholders’ Representative (or such objecting Stockholder Indemnifying Party) and the Indemnified Party so agree, a memorandum setting forth such agreement shall be prepared and signed and, in the case of a claim against the Escrow Account, shall be furnished to the Escrow Agent.

(iii)                               If no such resolution can be reached within 30 days after the Indemnified Party’s receipt of a given Claim Dispute Notice (or such longer period as the parties may otherwise agree), then upon the expiration of such 30 day period (or such longer period as the parties may otherwise agree), the parties will resolve the dispute by mandatory, final and binding arbitration held in Santa Clara County, California or at such other location as is mutually agreed to by the parties (to the extent not telephonic) and at a time that is reasonably acceptable to the parties.  Such dispute shall be resolved before a single arbitrator with at least fifteen (15) years experience as a mergers and acquisitions lawyer or comparable expertise, chosen from a list of arbitrators provided by JAMS and mutually agreed upon in writing by the parties, before, and pursuant to, the then most applicable rules of, JAMS.  The parties agree to use JAMS’ Expedited Arbitration Procedures for any claim (or series of related claims) for Losses of up to the Escrow Amount.  A party making a claim (or a series of related claims) for Losses in excess of the Escrow Amount shall request use of such Expedited Arbitration Procedures, but the other Party shall not be obligated to agree to the use of such procedures.  If the parties cannot reach an agreement on an arbitrator within fifteen (15) days of receipt of the list provided by JAMS, then on the fifteenth (15th) day, the parties will convene a conference with the JAMS case manager (or such other JAMS staff member as JAMS shall make available).  The claimant and the respondent will alternate striking one arbitrator from the list until one arbitrator is left, which such arbitrator will be appointed.  If such arbitrator is unable or unwilling to serve, then the next to last candidate will be chosen.  In the event of arbitration each party will pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim.  Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne one-half by each party subject to the dispute.  Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, but not limited to, the existence of a controversy and the fact that there is an arbitration proceeding) will be treated in a confidential manner by the arbitrator and all those involved in the proceeding.  Any controversy relating to the arbitration presented to a court will be filed under seal to the extent permitted by Law.  An arbitration award rendered pursuant to this Section 8.06(d) will be final and binding on the parties and may be submitted solely to any state or federal court located in Santa Clara County, California for entry of a judgment thereon.

Section 8.07                             Tax Treatment of Indemnification Payments. Any indemnification pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price, and shall be so treated by the parties, for Tax purposes, unless otherwise required by applicable Law.

ARTICLE IX
TERMINATION

Section 9.01                             Termination. Except as provided in Section 9.02, this Agreement may be terminated by written notice time prior to the Closing as follows:

(a)                                 by mutual agreement of all the Stockholders and HBC;

(b)                                 by HBC or the Stockholders owning individually or in the aggregate 50% of the Company Shares (the “Stockholders Majority Interest”), if the Closing Date shall not have occurred by March 31, 2015 [six months from date of Agreement] (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by HBC if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 7.02(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the applicable Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; provided further, that any failure to meet the conditions set forth in Section 7.02(a) as a result of a supplement or amendment to the Company Disclosure Schedule in the manner described in Section 6.07(i) shall be deemed not to be a breach giving rise to a termination right for HBC under this Section 9.01(c); or

(d)                                 by any Stockholders owning individually or in the aggregate 50% of the Company Shares, if the Company, none of its Subsidiaries or none of the Stockholders is in breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of HBC contained in this Agreement such that the conditions set forth in Section 7.03(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to HBC; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

Section 9.02                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1 this Agreement will be of no further force or effect; provided, however, that each party hereto shall remain liable for any breach of this Agreement, any Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.02 (Confidentiality), Section 6.16 (Public Disclosure) and Section 6.19 (Expenses), Article XI (General Provisions) and this Section 9.02 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X
STOCKHOLDERS’ REPRESENTATIVE

Section 10.01                      Appointment.  The Stockholders hereby irrevocably make, constitute and appoint Genesis Financial Consultants, Inc. as their agent and representative (the “Stockholders’ Representative”) for all purposes under this Agreement.  In the event of the death or incapacity (if an individual), resignation or removal of the Stockholders’ Representative, the Stockholders Majority Interest shall promptly designate another individual to act as the Stockholders’ Representative under this Agreement so that at all times there will be a Stockholders Representative with the authority provided in this Article X. Such successor Stockholders’ Representative shall be designated by the Stockholders by an instrument in writing signed by the Stockholders Majority Interest, and such appointment shall become effective as to the successor Stockholders Representative when such instrument shall have been delivered to him or her and a copy thereof delivered to the HBC and Company.  The Stockholder Representative may be removed for cause by the Stockholders Majority Interest.

Section 10.02                      Authorization.  The Stockholders authorize the Stockholders’ Representative on their behalf and in their name to (a) receive all notice or documents given or to be given to the Stockholders pursuant hereto or in connection with this Agreement and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement, (b) deliver at the Closing the certificates for the Company Shares or affidavits of lost shares and assignment, as applicable, in exchange for their respective portion of the Purchase Price, (c) deliver to HBC at the Closing all certificates and documents to be delivered to HBC by the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by the Stockholders and deposited with the Stockholders’ Representative for such purpose, (d) act as disbursement agent for distribution of the Purchase Price to the Stockholders, (e) engage counsel, and such accountants and other advisors for the Stockholders and incur such other expenses on behalf of the Stockholders in connection with this Agreement and the Contemplated Transactions as the Stockholders’ Representative may deem appropriate, (f) execute and deliver the Escrow Agreement to the Escrow Agent and act on the Stockholders behalf in respect of all matters relating to the Escrow Agreement, the Escrow Agent and the Escrow Account, or (g) take such action on behalf of the Stockholders as the Stockholders’ Representative may deem appropriate in respect of (i) waiving any inaccuracies in the representations or warranties of HBC contained in this Agreement, (ii) waiving the fulfillment of any of the conditions precedent to the Stockholders’ obligations under this Agreement, (iii) all such other matters as the Stockholders’ Representative may deem necessary or appropriate to consummate this Agreement and the Contemplated Transactions, (iv) negotiating, representing or entering into settlements and compromises of any disputes arising in connection with this Agreement and the Contemplated Transactions, and (v) taking all such action as may be necessary after the date of this Agreement to carry out any of the Contemplated Transactions.

Section 10.03                      Irrevocable Appointment.  The appointment of the Stockholders’ Representative is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Article X shall be effective and binding on each Stockholder notwithstanding any contrary action of or direction from any Stockholder, except for actions taken by the Stockholders’ Representative which are grossly negligent or are willful misconduct.

The death or incapacity of a Stockholder shall not terminate the prior authority and agency of the Stockholders’ Representative.

Section 10.04                      Exculpation and Indemnification.

(a)                                 In performing any of his or her or its duties as Stockholders’ Representative under this Agreement, the Stockholders’ Representative shall not incur any liability to any person, except for liability caused by the Stockholders’ Representative’s gross negligence or willful misconduct.  Accordingly, the Stockholders’ Representative shall not incur any such liability for (i) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Stockholders’ Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Stockholders’ Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person and to conform with the provisions of this Agreement.

(b)                                 The Stockholders, jointly and severally, shall indemnify, defend and hold harmless the Stockholders’ Representative against, from and in respect of any liability arising out of or resulting from the performance of his or her or its duties hereunder or in connection with this Agreement (except for Liabilities arising from the gross negligence or willful misconduct of the Stockholders’ Representative).  Neither HBC nor the Company shall be liable to the Stockholders for dealing with the Stockholders’ Representative in good faith (other than as a result of the gross negligence or willful misconduct of Company or HBC).

Section 10.05                      Actions of Stockholders.  Whenever this Agreement requires the Stockholders to take any action, such requirement shall be deemed to involve an undertaking by the Stockholders to cause the Stockholders’ Representative to take such action on their behalf.

Section 10.06                      Compensation and Expenses.  The Stockholders’ Representative shall not receive any compensation.  Each Stockholder unconditionally and irrevocably directs HBC to deposit $50,000 from the Purchase Price into the Expense Account to be held in trust by the Stockholders’ Representative for the benefit of the Stockholders.  The Expense Account shall be used by the Stockholders’ Representative in its discretion to fund expenses incurred by the Stockholders’ Representative on behalf of the Stockholders in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01                      Amendment. This Agreement may not be amended, except by a written instrument signed by or on behalf of the Company, HBC and the Stockholders’ Representative.  For purposes of this Section 11.01 any amendment of this Agreement signed by the Stockholders’’ Representative shall be binding upon and effective against the Stockholders whether or not they signed the amendment.

Section 11.02                      Remedies Cumulative; Waiver.

(a)                                 The rights and remedies of the parties are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this

Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party or the Stockholders’ Representative on behalf of a Stockholder, (b) a waiver given by a party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.03                      Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which HBC is subject) and constitutes (along with the Company Disclosure Letter, the annexes, schedules, exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

Section 11.04                      Execution of Agreement; Counterparts.

(a)                                 The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)                                 The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

Section 11.05                      Governing Law.  This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to any applicable principles of conflicts of law that might require the application of the Laws of any other jurisdiction.

Section 11.06                      Exclusive Jurisdiction; Venue.  Except as set forth in Section 8.06(d), in any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State Court of the State of California or the United States District Court for the Central District of California within the county of Santa Clara, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.09 of this Agreement.

Section 11.07                      Assignments and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that HBC may assign its rights and delegate any of its obligations under this Agreement after the Closing to the purchaser of all or any substantial part of the equity securities or business of the Company provided that such purchaser expressly assumes the obligations of HBC under this Agreement.  Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of the parties and their respective successors and permitted assigns.

Section 11.08                      No Third-Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Article VIII.

Section 11.09                      Notices.  All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next business day); and (b) at the end of the first business day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Company:	BVF/CSNK Acquisition Corp.
2933 Bunker Hill Lane
Santa Clara, California 95054
Attention: Glen Shu
Fax No.:

with a copy to (which shall not constitute notice hereunder):

LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
	Attention:	Donald S. Lee, Esq.
	Fax No.:	(424) 239-1882

Stockholders:	The address set forth on the respective
Stockholders’ signature page.

HBC:	Heritage Bank of Commerce
150 Almaden Blvd.
San Jose, California 95113
	Attention:	Walter T. Kaczmarek
Chief Executive Officer
	Fax No.:	(408) 792-4004

with a copy to (which shall not constitute notice hereunder):

Buchalter Nemer, a professional corporation
1000 Wilshire Boulevard
Suite 1500
Los Angeles, California 90017-2457
	Attention:	Mark A. Bonenfant, Esq.
	Fax No.:	(213) 896-0400

Section 11.10                      Enforcement of Agreement.  The parties acknowledge and agree that HBC would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated by monetary damages alone.  Accordingly, in addition to any other right or remedy to which HBC may be entitled, at law or in equity, it shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 11.11                      Severability.  If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party.

Section 11.12                      Construction; Usage.

(a)                                 In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix)                              “or” is used in the inclusive sense of “and/or;”

(x)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(xi)                              references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made);

(xii)                           reference to the “consummation of the Contemplated Transactions” shall be deemed to refer the consummation of the Contemplated Transactions on a timely basis; and

(xiii)                        any reference to the consent of a party means a consent not unreasonably withheld or delayed unless otherwise specified.

(b)                                 This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation this Agreement.

(c)                                  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.13                      Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Account Receivable” means a trade account receivable and other rights of a Client to payment from its customers in connection with its business.

“Acquisition Proposal” means any offer, proposal, inquiry, or indication of interest (whether in writing or otherwise) from a person (other than an offer, proposal, inquiry, or indication of interest by HBC) contemplating or otherwise relating to any of (i) a merger, reorganization, share exchange, joint venture, strategic investment, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any purchase or sale of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries except in the ordinary course of business, and (iii) any purchase or sale of or tender or exchange offer for any amount of the Company Shares or securities of any Subsidiary.

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“business day” means any day, other than Saturday, Sunday or any day on which banking institutions located in San Jose, California are authorized or required by applicable Law or other governmental action to close.

“Charter Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a person; and (f) any amendment to or restatement of any of the foregoing.

“Client” means a person who sells an Accounts Receivable to the Company or any of its Subsidiaries.

“Closing Date” the date on which the Closing occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to HBC concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article III of this Agreement, provided, however, that the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is apparent on its face from the nature of such disclosure.

“Company ERISA Affiliate” means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company IP” means all Intellectual Property owned, used, held for use, or exploited by the Company or any of its Subsidiaries, including all Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means an Effect that, individually or in the aggregate, (a) is, or is reasonably expected to be, materially adverse to the business, condition, capitalization, assets, liabilities, operations, financial performance of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include an Effect arising out of relating to or resulting from, (i) changes generally affecting the economy, financial or securities markets, (ii) the announcement of the Contemplated Transactions, (iii) any outbreak or escalation of war or any act of terrorism, (iv) any action taken in accordance with this Agreement or the Contemplated Transactions, (v) any action that is taken at the request of or with the consent of HBC, or (vi) any adverse change in or effect on the business of the Company that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article IX hereof; provided further, however, that any Effect referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such Effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the financial industry in which the Company and its Subsidiaries conduct their businesses.

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement entered into by the and between Company and HBC on August 7, 2014.

“Contract” means any legally binding and enforceable written or oral agreement, contract, understanding, instrument, arrangement, commitment or undertaking of any nature.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Effect” means any effect, event, fact, development, condition, change, occurrence or circumstance.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (a) the protection, preservation or restoration of the environment (including air, noise, odor, wetlands, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Hazardous Substances, and (c) the contamination or any injury to persons or property from exposure to any Hazardous Substances. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq, the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq, the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq, the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq, the Occupational Safety and Health Act, as amended, 29 USC 651 et seq and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Account” means $50,000 to be deposited for the benefit of the Stockholders’ Representative’s costs and expenses, which amount will be deducted from the Purchase Price paid to the Stockholders.

“Factored Receivable” means any Account Receivable of a Client in which the Company or any of its Subsidiaries took a security interest or other interest or purchased pursuant to a Factoring Transaction.

“Factoring Transaction” means a transaction in which the Company or any of its Subsidiaries facilitates working capital financing to a Client by purchasing or otherwise taking a security interest or other assignment of the Client’s Account Receivable.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Genesis Financial” means Genesis Financial Services Fund, LLC.

“Genesis Financial Loan” means that certain indebtedness of CSNK Working Capital Finance Corp. dba Bay View Funding (“BVF”) to Genesis Financial pursuant to and evidenced by that certain Subordinated Revolving Line of Credit Agreement dated July 1, 2013, by and between the BVF and Genesis Financial, as amended from time to time, a copy of which such agreement has been provided to HBC by the Company.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Law (including any filing, application or registration required to obtain or maintain any of the foregoing), or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, board, commission, instrumentality, official, organization, unit or body and any court or other tribunal).

“Hazardous Substance” means any (a) substance, chemical, waste, product, pollutants, contaminants, derivative, compound, material, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import, (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and (c) any other materials regulated under Environmental Laws.

“Indemnified Parties” means the HBC Indemnified Parties, or the Stockholder Indemnified Parties and “Indemnified Party” shall mean any one of them.

“Indemnifying Party” shall mean a party from whom Indemnification is sought pursuant to Article VIII.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to (a) Trademarks, and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any person, (d) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, and (h) rights of publicity and other rights to use the names and likeness of individuals, and (i) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Entity.

“IT Systems” means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other related or similar information technology equipment, and all associated documentation owned by such person or such person’s Subsidiaries.

“knowledge” or “known” means, (a) with respect to the Company, the actual knowledge of any member of the Knowledge Group¸ in each case after diligent inquiry as is reasonable under the circumstances, (ii) with respect to any individual Stockholder, the actual knowledge of such Stockholder, and with respect to any other Stockholder, the actual knowledge of the directors and officers (or persons having similar functions) of such Stockholder after diligent inquiry as is reasonable of such individuals of the Stockholder who would be expected to have knowledge of the relevant matter, and (iii) with respect to HBC, the actual knowledge of its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Credit Officer.

“Knowledge Group” means Glen Shu, Vince Narez, Frank Lim and Matt Carpenter.

“Law” or “Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, publicly available written regulatory guidelines and policies, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Leased Real Estate” means all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Real Property Lease.

“Legal Action” means any complaint, action, suit, litigation, grievance, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“liability” (or “liabilities”) means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Order” means any order, decision, writ, assessment, citation, injunction ruling, decree, cease-and-desist, order, regulatory directive, judgment, consent, agreement, mandatory board resolution, memorandum of understanding, regulatory agreement, extraordinary supervising letter similar arrangement with or similar submission to, or from any Governmental Entity, whether temporary, preliminary or permanent.

“ordinary course of business” means any action taken by a person or any of its Subsidiaries that is consistent in nature, scope and magnitude with the past practices of the person or any of its Subsidiaries and is taken in the ordinary course of the normal, day-to-day operations, policies and methodologies of the person or any of its Subsidiaries.

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of its Subsidiaries.

“party” (“parties”) means the persons who are signatories to the Agreement, unless a clear contrary intent appears.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures, and records of invention.

“Patents” means the Issued Patents and the Patent Applications.

“Permitted Liens” with respect to any person, shall mean (a) liens for Taxes and assessments not yet delinquent or as to which such person is diligently contesting in good faith and by appropriate proceedings provided that adequate reserves for the payment of such Taxes and assessments have been established on the books of such persons in accordance with generally accepted accounting principles and regulatory accounting principles, (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other person, (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that is to material to such person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein, (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein, (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated, (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business, (g) Liens granted to Wells Fargo to secure the Company and its Subsidiaries under the Wells Fargo Loan, and (h) Liens granted to Genesis Financial to secure the Genesis Financial Loan.

“person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pro Rata Percentage” means for each Stockholder the percentage determined by a fraction (a) the numerator of which is the number of Company Shares owned by the Stockholder, (b) the denominator of which is the total number of Company Shares issued and outstanding.  The Pro Rata Percentage for each Stockholder is set forth in the Spreadsheet.

“Purchased Receivables” means all Company purchased invoices (less the required reserve), plus all private label participation balances.

“Real Property Lease” means all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Entity.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Entity.

“Related Agreement” means the Escrow Agreement, the Non-Competition and Non-Solicitation Agreement, Employment Agreement, Release Agreement, any stock power or other instrument of transfer of Company Shares.

“Related Person” means (a) with respect to an individual (i) each other member of such individual’s family, (ii) any person that is directly or indirectly controlled by such individual or any one or more members of such individual’s family, (iii) any person in which members of such individual’s family hold (individually or in the aggregate) a material interest, and (iv) any person with respect to which one or more members of such individual’s family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).

(a)           With respect to a person other than an individual (i) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified person, (ii) any person that holds a material interest in such specified person, (iii) each person that serves as a director, officer, partner, manager, executor, or trustee of such specified person (or in a similar capacity), (iv) any person in which such specified person holds a material interest, and (v) any person with respect to which such specified person serves as a general partner, manager, or a trustee (or in a similar capacity).

(b)           For purposes of this definition:

(i)            “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act;

(ii)           the “family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual (except a tenant or employee); and

(iii)          “material interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a person or Equity Securities representing at least 10% of the outstanding equity interests in a person.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” (or “Subsidiaries”) means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tangible Stockholders’ Equity” means as determined under GAAP (a) (i) total assets minus (ii) goodwill and any Related Person loan receivable or account receivable, minus (b) total liabilities.

“Target Receivables” means without any adjustment for “Required Reserves” and “Participation-Incoming,” the sum of (a) gross receivables, (b) other loans, (c) participations (CCI, CCC, Lone Star, other), and (d) accrued fee revenue.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, value added withholding, payroll, employment, unemployment, social security (or similar) estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Returns” means any return, declaration, report, form claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any elections, declarations, disclosures, schedules, estimates and information returns, and including any amendment thereof.

“Tax Sharing Agreement” means a written agreement, the principal purpose of which is the sharing or allocation of Taxes.

“Tenant Leases” means a sub-lease of a Real Property Lease by the Company or any of its Subsidiaries.

“Trade Secret” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Laws.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (b) applications for registration of trademarks, service marks.

“Transaction Payroll Taxes” means the employer portion of all payroll or employment Taxes incurred in connection with any bonus, option cashouts or other compensation payments required on or about the Closing Date in connection with the Contemplated Transactions.

“Treasury Regulations” means all temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

“Wells Fargo” means Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, and any affiliate, successor or assign thereof.

“Wells Fargo Loan” means that certain indebtedness of the Company to Wells Fargo pursuant to and evidenced by that certain Loan and Security Agreement dated April 3, 2009, by and between the Company and Wells Fargo, as amended from time to time, a copy of which such agreement has been provided to HBC by the Company.

“wilful or intentional misrepresentation” means (a) in respect of a Stockholder as to a representation and warranty made by such Stockholder under Article IV, that such Stockholder had actual knowledge that such representation was inaccurate and made such representation despite such actual knowledge for the purposes of misleading HBC and inducing HBC to consummate the Contemplated Transactions, and (b) in respect of the Company as to a representation and warranty made by the Company under Article III, that a member of the Knowledge Group had actual knowledge that a representation made by the Company to HBC was inaccurate and the Company made such representation despite such actual knowledge of such member of the Knowledge Group for the purposes of misleading HBC and inducing HBC to consummate the Contemplated Transactions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BVF/CSNK ACQUISITION CORP.

By:	/s/ Glen Shu
Name: Glen Shu
Title: President and Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/ Walter T. Kaczmarek
Name: Walter T. Kaczmarek
Title: President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

GENESIS FINANCIAL CONSULTANTS, INC.

By:	/s/ Edward H. Sondker
Name: Edward H. Sondker
Title: Chairman

STOCKHOLDERS

ANDREW CHISHOLM AQUINO

/s/ Andrew Chisholm Aquino
Andrew Chisholm Aquino

Address:

Signature Page to Stock Purchase Agreement

STEPHEN BARTHOL IRA (A/C 1372 4885)

By: Stifel Nicolaus & Co. Inc., as Custodian

By:	/s/ William R. Greenwald
Name: William R. Greenwald
Title: VP/Custodian

Address:

BFJK INVESTMENT PARTNERSHIP

By:	/s/ Kalman R. Kaplan, TTEE
Name: Kalman R. Kaplan, TTEE of 2002 Kaplan Family Trust
Title: Partner

Address:

MATHEW LESLIE CARPENTER

/s/ Mathew Leslie Carpenter
Mathew Leslie Carpenter

Address:

DELAWARE CHARTER GUARANTEE & TRUST C/O COR CLEARING FBO FINANCE 500 401K PLAN FBO ROBERT HICKS A/C #32252669

By:	/s/ Robert Hicks
Name: Robert Hicks
Title: Trustee

Address:

Signature Page to Stock Purchase Agreement

KENNETH L. GASPAR RETIREMENT PLAN & TRUST DTD 9/27/84

By:	/s/ Kenneth L Gaspar, TTE
Name: Kenneth L Gaspar
Title: Trustee

Address:

KENNETH L. GASPAR TRUST DTD 10/1/93

By:	/s/ Kenneth L Gaspar, TTE
Name: Kenneth L Gaspar
Title: Trustee

Address:

HENRY HAAKE TRUST DTD MARCH 14, 2001

By:	/s/ Henry Haake
Name: Henry Haake
Title: Trustee

Address:

SETH S. HERMAN

/s/ Seth S. Herman
Seth S. Herman

Address:

Signature Page to Stock Purchase Agreement

THE HOWARD KOENIG FAMILY TRUST

By:	/s/ Howard Koenig
Name: Howard Koenig
Title: Trustee

Address:

FRANKY P. LIM REVOCABLE LIVING TRUST DTD 8/26/03

By:	/s/ Franky Lim
Name: Franky Lim
Title: Trustee

Address:

THE NAREZ FAMILY TRUST

By:	/s/ Vince Narez	/s/ Lynne Narez
Name: Vince Narez		Lynne Narez
Title: Trustee		Trustee

Address:

PARMA FAMILY TRUST UTD 07-31-1973

By:	/s/ Leon W. Parma
Name: Leon W. Parma
Title: Trustee

Address:

Signature Page to Stock Purchase Agreement

RECOVERY 1, LLC

By:	/s/ Matthew L. Carpenter
Name: Matthew L. Carpenter
Title: Managing Member

Address:

GLEN AND TRIANA SHU LIVING TRUST DATED MARCH 20, 2012

By:	/s/ Glen Shu
Name: Glen Shu
Title: Grantor/Trustee

Address:

EDWARD H. SONDKER REVOCABLE TRUST 09/18/01

By:	/s/ Edward H. Sondker
Name: Edward H. Sondker
Title: Co-Trustee

Address:

JILL R. SONDKER REVOCABLE TRUST 09/18/01

By:	/s/ Jill R. Sondker
Name: Jill R. Sondker
Title: Co-Trustee

Address:

Signature Page to Stock Purchase Agreement

PATRICIA V. STEIN

/s/ Patricia V. Stein
Patricia V. Stein

Address:

THE SCOTT VERTREES REVOCABLE TRUST

By:	/s/ Scott Vertrees
Name: Scott Vertrees
Title: Trustee

Address:

WOODSIDE FINANCIAL SERVICES, LLC

By:	/s/ Roger T. Kirwan
Name: Roger T. Kirwan
Title: President

Address:

Signature Page to Stock Purchase Agreement

ANNEX I

Employee Agreements

Glen Shu

1

ANNEX II

Non Compete Agreements

Glen Shu

Ed Sondker

Matt Carpenter

Vince Narez

1

ANNEX III

Releases

Glen Shu

Ed Sondker

Matt Carpenter

Vince Narez

All other Directors of the Company and its Subsidiaries

1

EXHIBIT A

Form of Escrow Agreement

A-1

EXHIBIT B

Form of Non-Competition Agreement

Ed Sondker

Matt Carpenter

Vince Narez

B-1

EXHIBIT C

Glen Shu Non Compete Agreement

C-1

EXHIBIT D

Form of Release

D-1

EXHIBIT E

Legal Opinion

E-1